UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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McDermott International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McDermott International, Inc.

Stephen M. Johnson	757 N. Eldridge Pkwy.
Chairman of the Board of Directors, President and Chief Executive Officer	Houston, Texas 77079

March 30, 2012

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of McDermott International, Inc., which will be held on Thursday, May 10, 2012, at 757 N. Eldridge Parkway, Houston, Texas 77079, on the 14th floor, commencing at 10:00 a.m. local time. The notice of Annual Meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

McDermott is utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2012 Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person at the 2012 Annual Meeting.

It is very important that your shares are represented and voted at the Annual Meeting. Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely yours,

STEPHEN M. JOHNSON

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 10, 2012.

The proxy statement and annual report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

McDERMOTT INTERNATIONAL, INC.

757 N. Eldridge Pkwy.

Houston, Texas 77079

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. local time on Thursday, May 10, 2012

Place	757 N. Eldridge Parkway
14th Floor
Houston, Texas 77079

Items of Business	1.	To elect eight members to our Board of Directors, each for a term of one year.

2.	To conduct an advisory vote to approve named executive officer compensation.

3.	To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012.

4.	To transact such other business that properly comes before the meeting or any adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder of record at the close of business on March 12, 2012.

Notice and Access	Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 30, 2012, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 12, 2012, and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice and/or may request a printed set of our proxy materials. In addition, the Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Proxy Voting	Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

By Order of the Board of Directors,

LIANE K. HINRICHS

Secretary

March 30, 2012

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING OF STOCKHOLDERS AND VOTING

What is the purpose of these proxy materials?

As more fully described in the Notice, the Board of Directors of McDermott International, Inc. (“McDermott”) has made these materials available to you in connection with our 2012 Annual Meeting of Stockholders, which will take place on May 10, 2012 at 10:00 a.m. local time (the “Annual Meeting” or “Meeting”). We mailed the Notice to our stockholders beginning March 30, 2012, and our proxy materials were posted on the Web site referenced in the Notice on that same date.

McDermott, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2012 Annual Meeting of Stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Who will pay for the cost of this proxy solicitation?

We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $12,500, plus out-of-pocket expenses. In addition, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the McDermott Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you can instruct the trustee on how to vote your plan shares.

Who is entitled to vote at the Annual Meeting?

Our Board of Directors selected March 12, 2012 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you owned McDermott common stock on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting.

There were 235,564,418 shares of our common stock outstanding on the Record Date. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner through a brokerage account or other arrangement with a holder of record?

If your shares are registered in your name with McDermott’s transfer agent and registrar, Computershare Trust Company, N.A., you are the “stockholder of record” of those shares. The Notice and the proxy materials have been provided or made available directly to you by McDermott.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” but not the holder of record of those shares, and the Notice and the proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I cast my vote?

Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mailing expense.

By giving us your proxy, you will be directing us how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner but not the holder of record, of shares, you should refer to the instructions provided by your broker or nominee for further information. The broker or nominee that holds your shares has the authority to vote them, absent your approval, only as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. Neither the election of directors nor the advisory vote to approve named executive officer compensation are considered routine matters. That means that brokers may not vote your shares with respect to those matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker.

If you received a printed version of these proxy materials, you should have received a voting instruction form from your broker or nominee that holds your shares. For shares of which you are the beneficial owner but not the holder of record, follow the instructions contained in the Notice or voting instruction form to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

Why did I receive more than one Notice or proxy statement and proxy card or voting instruction form?

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may change your vote by written notice to our Corporate Secretary, by granting a new proxy before the Annual Meeting or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote before the meeting using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

If you are the beneficial owner, but not the holder of record, of shares, you should follow the instructions in the information provided by your broker or nominee to change your vote before the meeting. If you want to change your vote as to shares of which you are the beneficial owner by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker or other holder of record, you must instruct the broker or other holder of record how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker or other holder of record can include your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

With respect to this Annual Meeting, if you are a beneficial owner whose shares are held by a broker or other holder of record, your broker or other holder of record has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP (“Deloitte”), even if it has not received voting instructions from you. However, such holder does not have discretionary authority to vote on the election of directors or the advisory vote to approve named executive officer compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on those matters.

What is the quorum for the Annual Meeting?

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Broker non-votes will be treated as present for the purpose of determining a quorum.

Which items will be voted on at the Annual Meeting?

At the Annual Meeting, we are asking you to vote on the following:

•

the election of John F. Bookout, III, Roger A. Brown, Stephen G. Hanks, Stephen M. Johnson, D. Bradley McWilliams, Thomas C. Schievelbein, Mary L. Shafer-Malicki and David A. Trice to our Board of Directors, each for a term of one year;

•	the advisory vote to approve named executive officer compensation; and

•	the ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2012.

We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

What are the Board’s voting recommendations?

For the reasons set forth in more detail later in this proxy statement, our Board recommends a vote:

•	FOR the election of each director nominee;

•	FOR the advisory vote to approve named executive officer compensation; and

•	FOR the ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2012.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this proxy statement?

Our By-Laws provide that, in all matters arising at a stockholders’ meeting, a majority of the voting power of our outstanding shares present in person or represented by proxy at the meeting and entitled to vote and actually voting on the matter shall be necessary and sufficient for approval, except where some larger percentage is required by applicable law or our Articles of Incorporation. No such larger percentage is applicable to any of the items we are asking you to vote on at the Annual Meeting. Because abstentions are not actual votes with respect to a proposal, they will have no effect on the outcome of the vote on a proposal.

Our Corporate Governance Guidelines provide that, in an uncontested election of directors, the Board expects any incumbent director nominee who does not receive a “FOR” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter to promptly tender his or her resignation to the Governance Committee, subject to acceptance by our Board. The Governance Committee will then make a recommendation to the Board with respect to the director nominee’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results.

What happens if I do not specify a choice for a proposal when returning a proxy or do not cast my vote?

You should specify your choice for each proposal on your proxy card or voting instruction form. Shares represented by proxies will be voted in accordance with the instructions given by the stockholders.

If you are a stockholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendations of our Board. If you do not return your proxy card or cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you are the beneficial owner, but not the holder of record, of shares and fail to provide voting instructions, your broker or other holder of record is permitted to vote your shares on the ratification of Deloitte as our independent registered public accounting firm. However, absent instructions from you, your broker or other holder of record may not vote on the election of directors or the advisory vote to approve named executive officer compensation, and no votes will be cast on your behalf for those matters.

Is my vote confidential?

All voted proxies and ballots will be handled in a manner intended to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;
•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

Our Articles of Incorporation provide that, at each annual meeting of stockholders, all directors shall be elected annually for a term expiring at the next succeeding annual meeting of stockholders or until their respective successors are duly elected and qualified. Accordingly, our Board has nominated the following eight persons for reelection as directors at this year’s Annual Meeting for a term of one year: John F. Bookout, III, Roger A. Brown, Stephen G. Hanks, Stephen M. Johnson, D. Bradley McWilliams, Thomas C. Schievelbein, Mary L. Shafer-Malicki and David A. Trice.

Our By-Laws provide that (1) a person shall not be nominated for election or reelection to our Board of Directors if such person shall have attained the age of 72 prior to the date of election or reelection, and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a director nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or reelection.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of each of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

In nominating individuals to become members of the Board of Directors, the Governance Committee considers the experience, qualifications, and skills of each potential member. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. The Governance Committee and the Board of Directors considered the following information, including the specific experience, qualifications, attributes or skills, in concluding each individual was an appropriate nominee to serve as a member of our Board for the term commencing at this year’s Annual Meeting (ages are as of May 10, 2012).

Our Board recommends that stockholders vote “FOR” each of the nominees named below.

John F. Bookout, III	Director Since 2006

Age — 58

Finance Committee — Member

Governance Committee — Member

Mr. Bookout has served as a Managing Director of Kohlberg Kravis Roberts & Co., a private equity firm, since March 2008. Previously, he served as Senior Advisor to First Reserve Corporation, a private equity firm specializing in the energy industry, from 2006 to March 2008. Until 2006, he was a director of McKinsey & Company, a global management consulting firm, which he joined in 1978. Mr. Bookout previously served as a director of Tesoro Corporation from 2006-2010. The Board of Directors is nominating Mr. Bookout in consideration of his:

•	global experience with the petroleum refining and marketing industry and oil and gas exploration and development industry;

•	expertise in private equity and finance; and

•	experience as a board member of public companies, including McDermott.

Roger A. Brown	Director Since 2005

Age — 67

Compensation Committee — Member

Governance Committee — Chairman

From 2005 until his retirement in 2007, Mr. Brown was Vice President, Strategic Initiatives of Smith International, Inc., a supplier of goods and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets. Mr. Brown was President of Smith Technologies (a business unit of Smith International, Inc.) from 1998 until 2005. Mr. Brown has also served as a director of Ultra Petroleum Corp. since 2007 and Boart Longyear Limited since 2010. The Board of Directors is nominating Mr. Brown in consideration of his:

•	executive leadership experience in the oil and gas exploration and production industry;

•	knowledge of corporate governance issues; and

•	experience as a board member of public companies, including McDermott.

Stephen G. Hanks	Director Since 2009

Age — 61

Audit Committee — Member

Finance Committee — Member

From November 2007 until his retirement in January 2008, Mr. Hanks was President of the Washington Division of URS Corporation, an engineering, construction and technical services company, and he also served as a member of URS Corporation’s Board of Directors during that time. Previously, from June 2001 to November 2007 he was President and CEO of Washington Group International, Inc. (“Washington Group”), an integrated engineering, construction and management services company which was acquired by URS Corporation in 2007, and also served on its Board of Directors. Mr. Hanks has also served as a director of Lincoln Electric Holdings, Inc. since 2006 and as a director of The Babcock & Wilcox Company since 2010. The Board of Directors is nominating Mr. Hanks in consideration of his:

•	experience in executive leadership, including his position as the Chief Executive Officer of Washington Group;

•	background and knowledge in the areas of accounting, auditing and financial reporting, having previously served as a Chief Financial Officer;

•	experience in the engineering and construction industry; and

•	experience as a board member of public companies, including McDermott.

Stephen M. Johnson	Director Since 2010

Age — 60

Chairman of the Board, President and Chief Executive Officer

Mr. Johnson has been President and Chief Executive Officer of McDermott and a member of our Board since July 2010, and has served as Chairman of our Board since May 2011. Previously, he served as President and Chief Executive Officer of J. Ray McDermott, S.A., one of our subsidiaries, from January 2010 to July 2010, and President and Chief Operating Officer of McDermott from April 2009 to December 2009. From 2001 to 2008, Mr. Johnson was Senior Executive Vice President and Member, Office of the Chairman, at Washington Group and at URS Corporation, which acquired Washington Group in 2007. The Board of Directors is nominating Mr. Johnson in consideration of his:

•	position as our Chairman, President and Chief Executive Officer;

•

experience in executive leadership for public companies in the engineering and construction industry, encompassing global experience, technical knowledge and complex business and financial structuring, as well as experience in the oil & gas, chemical processing, power generation, transportation, mining and government businesses;

•

operational and financial expertise in the engineering and construction industry, both in the United States and in international markets, including having resided, worked or led complex business transactions in the United States, Europe, Africa, the Middle East and Asia Pacific regions;

•

experience as a recognized leader in the area of risk management within the engineering and construction industry, having participated in the founding of the Engineering & Construction Risk Institute, a global organization focused on developing best practices in risk management, of which he served as Chairman; and

•	broad knowledge of the demands and expectations of our core customers.

D. Bradley McWilliams	Director Since 2003

Age — 70

Lead Director

Audit Committee — Member

Finance Committee — Chairman

Mr. McWilliams has served as our Lead Director since May 2011. From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995. Mr. McWilliams has served as a director and Lead Director of The Babcock & Wilcox Company since 2010 and previously served as a director of Kronos Incorporated from 1993 to 2005. The Board of Directors is nominating Mr. McWilliams in consideration of his:

•	background in public accounting;

•	background and knowledge in the areas of accounting, auditing and financial reporting, having served as a Chief Financial Officer of a public company; and

•	experience as a board member and lead director of public companies, including McDermott.

Thomas C. Schievelbein	Director Since 2004

Age — 58

Compensation Committee — Chairman

Governance Committee — Member

Mr. Schievelbein has served as interim President and Chief Executive Officer of The Brinks Company, a secure transportation, cash handling and security-related services company, since December 2011. Previously, Mr. Schievelbein served as President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company, from November 2001 until his retirement in November 2004; and as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc. from October 1995 to October 2001. Mr. Schievelbein has also served as a director of Huntington Ingalls Industries, Inc. since 2011, The Brinks Company since 2009, including as interim Chairman of the Board from November to December 2011, and New York Life Insurance Company since 2006. The Board of Directors is nominating Mr. Schievelbein in consideration of his:

•	operational, business technology development and risk mitigation and control experience gained through executive leadership;

•	experience with the oversight of compensation strategies and plans; and

•	experience as a board member of public companies, including McDermott.

Mary L. Shafer-Malicki	Director Since 2011

Age — 51

Compensation Committee — Member

Finance Committee — Member

From July 2007 until her retirement in March 2009, Ms. Shafer-Malicki was Senior Vice President and Chief Executive Officer of BP Angola, a subsidiary of BP p.l.c., an oil and natural gas exploration, production, refining and marketing company. Previously, Ms. Shafer-Malicki served as Chief Operating Officer of BP Angola from January 2006 to June 2007; and various other international engineering and managerial positions with BP p.l.c. Ms. Shafer-Malicki has also served as a director of Ausenco Limited since January 2011. The Board of Directors is nominating Ms. Shafer-Malicki in consideration of her:

•	experience in the upstream energy and supporting infrastructure businesses;

•	knowledge of and experience with our core customers;

•	executive experience and business leadership skills, including operations, strategy, commercial, safety and supply chain management; and

•	significant international experience, having executive or management experience in Europe, Asia Pacific and Africa.

David A. Trice	Director Since 2009

Age — 64

Audit Committee — Chairman

Compensation Committee — Member

From February 2000 until his retirement in May 2009, Mr. Trice was Chief Executive Officer of Newfield Exploration Company, an oil and natural gas exploration and production company, and served as Chairman of its board from September 2004 to May 2010. Mr. Trice has served as a director of New Jersey Resources Corporation since 2004 and QEP Resources, Inc. since 2011. Mr. Trice previously served as a director of Grant PrideCo, Inc. from 2003 to 2008 and Hornbeck Offshore Services, Inc. from 2002 to 2011. The Board of Directors is nominating Mr. Trice in consideration of his:

•	executive experience as a Chief Executive Officer of a public company;

•	experience in the oil and gas exploration and production business;

•	background and knowledge in the areas of accounting, auditing and financial reporting; and

•	experience as a board member of public companies, including as a chairman of a public company.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our Web site which contains copies of our principal governance documents. The corporate governance section may be found at www.mcdermott.com at “About Us — Leadership & Corporate Governance — Corporate Governance” and “About Us — Leadership & Corporate Governance — Board Committees.” The corporate governance section contains the following documents:

By-Laws

Corporate Governance Guidelines

Code of Ethics for CEO and Senior Financial Officers

Board of Directors Conflicts of Interest Policies and Procedures

Audit Committee Charter

Compensation Committee Charter

Finance Committee Charter

Governance Committee Charter

In addition, our Code of Business Conduct may be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance.”

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, and as permitted by New York Stock Exchange rules then in effect, the Board previously established categorical standards which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. These standards are contained in the Corporate Governance Guidelines, which can be found on our Web site at www.mcdermott.com under, “About Us — Leadership & Corporate Governance — Corporate Governance.”

Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent and meet our categorical standards:

John F. Bookout, III	Thomas C. Schievelbein
Roger A. Brown	Mary L. Shafer-Malicki
Stephen G. Hanks	David A. Trice
D. Bradley McWilliams

In addition, our Board also determined, prior to his retirement in May 2011, that Mr. Ronald C. Cambre was independent and met our categorical standards.

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated, none of which were determined to constitute a material relationship with us. Messrs. Brown, Schievelbein and Trice have no relationship with McDermott, except as a director and stockholder. Mr. Hanks and Ms. Shafer-Malicki are directors of entities with which we transact business in the ordinary course. Mr. Bookout is an outside consultant for an affiliate of an entity with which we transact business in the ordinary course. Messrs. Hanks and McWilliams are directors of The Babcock & Wilcox Company (“B&W”), which pursuant to the transition services agreements entered into by McDermott and B&W prior to the spin-off of B&W (the “Spin-off”), McDermott has transacted with following the Spin-off. Our Board also considered unsolicited contributions by us to charitable organizations with which the directors were associated. Additionally, no director is related to any executive or significant shareholder of McDermott, nor is any director, with the exception of Mr. Johnson, a current or former employee of McDermott.

Executive Sessions

Our independent directors meet in executive session without management on a regular basis. Currently, Mr. D. Bradley McWilliams, our Lead Director, serves as the presiding director for these executive sessions.

Communications with the Board

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 757 N. Eldridge Pkwy., Houston, Texas 77079. Information regarding this process is posted on our Web site at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Independent Director Access Information.”

Board of Directors and Its Committees

Our Board met nine times during 2011. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2011. In addition, as reflected in our Corporate Governance Guidelines, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2011 Annual Meeting, with the exception of Ms. Shafer-Malicki, who was unable to attend due to a pre-existing conflict prior to joining our Board in February 2011.

Board Leadership Structure

Commencing on May 6, 2011, Mr. Johnson has served as Chairman of the Board in addition to his service as Chief Executive Officer. Prior to that date, Mr. Cambre served as Chairman of the Board. In connection with Mr. Cambre’s retirement, our Board reevaluated whether the positions of Chairman of the Board and Chief Executive Officer should be separate or occupied by the same individual, and determined that Mr. Johnson should serve as Chairman of the Board in addition to Chief Executive Officer. As the individual with primary responsibility for managing our day-to-day operations, Mr. Johnson is most familiar with our business and the complex challenges faced by McDermott. As a result, we believe that he is best positioned at this time to identify strategic priorities and lead Board discussions and decision-making processes regarding key business and strategic issues, as well as to oversee the execution of important strategic initiatives. As Chief Executive Officer, Mr. Johnson is in an optimal position to facilitate the flow of information between management and the Board and is able to ensure that McDermott presents its message and strategy to stockholders, employees, customers and other stakeholders with a unified voice.

McDermott has adopted a governance structure that includes:

•	a designated independent Lead Director;

•	a Board composed entirely of independent directors, with the exception of Mr. Johnson;

•	annual election of directors; and

•	committees composed entirely of independent directors.

The independent Lead Director, Mr. McWilliams, acts as an intermediary between the Board and management and is responsible for presiding at executive sessions of the independent directors and serving as a liaison on Board-wide issues between the independent directors and the Chief Executive Officer, as needed.

Board’s Role in Risk Oversight

As part of its oversight function, the Board is actively involved in overseeing risk management through our Enterprise Risk Management (“ERM”) program. Our Chief Risk Officer administers our ERM program, and presents to senior management and the Board on matters relating to risk management on at least an annual basis. In connection with the ERM program, the Board exercises its oversight responsibility with respect to key external, strategic, operational and financial risks and discusses the effectiveness of current efforts to mitigate certain focus risks as identified by senior management and the Board through anonymous risk surveys.

Although the Board is ultimately responsible for risk oversight, the Board has delegated risk oversight responsibility to the Audit, Compensation, Finance and Governance Committees for each committee’s areas of oversight, as set forth in their respective charters. Each committee oversees risks, including but not limited to, those set forth below, and periodically reports to the Board on those risks:

•	the Audit Committee oversees risks with respect to financial reports and other financial information provided by us to our stockholders;

•

the Compensation Committee oversees risks with respect to our compensation policies and practices with respect to executives and directors as well as employees generally, employee benefit plans and the administration of equity plans;

•	the Finance Committee oversees risks with respect to our policies and processes relating to capital structure, capital expenditures, financing, mergers and acquisitions and capital expenditures; and

•

the Governance Committee oversees risks with respect to the review and recommendation of Board member candidates, the annual evaluation of the performance of the Board and its members, review of compensation for our nonemployee directors and director and officer insurance coverage.

At their respective August 2011 meetings, each committee undertook an in-depth assessment of those areas of risk oversight that were delegated to it, and provided a report to the Board. Also, at its August 2011 meeting, the Board received an ERM report from the Chief Risk Officer, and performed an assessment and review of the risks described in that report that were not delegated to the committees.

Board Committees

Our Board currently has, and appoints the members of, standing Audit, Compensation, Finance and Governance Committees. Each of those committees is comprised entirely of independent nonemployee directors and has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Board Committees.” Attendance at committee meetings is open to every director, regardless of whether he/she is a member of the committee. The following table shows the current membership, the principal functions and the number of meetings held in 2011 for each committee:

Committees and Current Members	Principal Functions and Additional Information	Meetings Held in 2011
AUDIT Mr. Trice (Chair) Mr. Hanks Mr. McWilliams

•    Serves as an independent and objective party to monitor our financial reporting process and internal control system.

•    Oversees the integrity of our financial statements.

•    Monitors our compliance with legal and regulatory financial requirements, including our compliance with the applicable reporting requirements established by the Securities and Exchange Commission (the “SEC”).

•    Evaluates the independence, qualifications, performance and compensation of our independent registered public accounting firm.

•    Oversees the performance of our internal audit function.

•    Oversees certain aspects of our Compliance and Ethics Program relating to financial matters, books and records and accounting and as required by applicable statutes, rules and regulations.

•    Provides an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal audit department and the Board.

Our Board has determined that Messrs. Trice, Hanks and McWilliams each qualify as an “audit committee financial expert” within the definition established by the SEC. For more information on the backgrounds of those directors, see their biographical information under “Election of Directors” above.

7 Meetings in 2011

COMPENSATION Mr. Schievelbein (Chair) Mr. Brown Ms. Shafer-Malicki Mr. Trice

•    Evaluates our officer and director compensation plans, policies and programs and our employee benefit plans.

•    Approves and/or recommends to the Board for approval such officer and director compensation plans, policies and programs.

•    Oversees our disclosures relating to compensation plans, policies and programs, including overseeing the preparation of the Compensation Discussion and Analysis included in this proxy statement.

•    Acts in its sole discretion to retain or terminate any compensation consultant to be used to assist the Compensation Committee in the discharge of its responsibilities. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis — Role of Compensation Committee, Compensation Consultant and Management” below.

•    For 2011, the Compensation Committee authorized our Chief Executive Officer, in consultation with his direct reports, to establish individual goals under our Executive Incentive Compensation Plan (“EICP”), for our other executive officers who participate in the EICP.

•    Under both our 2001 Directors and Officers Long-Term Incentive Plan (the “2001 D&O Plan”) and our 2009 McDermott International, Inc. Long-Term Incentive Plan (the “2009 LTIP”), our Compensation Committee may delegate some of its duties to our Chief Executive Officer or other senior officers.

•    Under our McDermott International, Inc. Director and Executive Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” the Compensation Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

7 Meetings in 2011

FINANCE Mr. McWilliams (Chair) Mr. Bookout Mr. Hanks Ms. Shafer-Malicki

•    Reviews and oversees financial policies and strategies, mergers, acquisitions, financings, liabilities, investment performance of our pension plans and our capital structure.

•    Recommends any change in dividend policies or stock repurchase programs.

•    Oversees capital expenditures and capital allocation strategies.

•    Oversees our tax structure and monitors any developments relating to changes in tax legislation.

•    Generally has responsibility over such matters up to $50 million, and for activities involving amounts over $50 million, reviews the activity and makes a recommendation to the Board.

5 Meetings in 2011

GOVERNANCE Mr. Brown (Chair) Mr. Bookout Mr. Schievelbein

•    Identifies individuals qualified to become Board members and recommends to the Board each year the director nominees for the next annual meeting of stockholders.

•    Develops, reviews and recommends to the Board any changes the Governance Committee deems appropriate to our Corporate Governance Guidelines.

•    Leads the Board in its annual review of the Board’s performance and, in conjunction with the Compensation Committee, oversees the annual evaluation of our Chief Executive Officer.

•    Reviews our executive management succession plan on at least an annual basis.

•    Recommends to the Board the directors to serve on each Board committee.

•    Recommends to the Board the compensation of nonemployee directors.

•    Serves as the primary committee overseeing our Compliance and Ethics Program, excluding certain oversight responsibilities assigned to the Audit Committee.

•    Oversees our director and officer insurance program.

6 Meetings in 2011

Compensation Policies and Practices and Risk

The Compensation Committee has concluded that risks arising from McDermott’s compensation policies and practices for McDermott employees are not reasonably likely to have a materially adverse effect on McDermott. In reaching this conclusion, the Compensation Committee considered the policies and practices in the following paragraph.

The Compensation Committee regularly reviews the design of our significant compensation programs with the assistance of its compensation consultant. We believe our compensation programs motivate and retain our executive officer employees while allowing for appropriate levels of business risk through some of the following features:

•

Reasonable Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of executive officer employees provides a reasonable and appropriate mix of cash and equity, annual and longer-term incentives, and performance metrics.

•

Emphasize Long-Term Incentive Compensation Over Annual Incentive Compensation — Long-term incentive compensation typically makes up a larger percentage of an executive officer employee’s total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of those employees with those of stockholders. In addition, tying a significant portion of an employee’s total direct compensation to long-term incentives (which typically vest over a period of three or more years) helps to promote longer-term perspectives regarding our company’s performance.

•

Clawback Policy — The Compensation Committee has adopted a policy under which McDermott shall seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

•	Long-Term Incentive Compensation Subject to Forfeiture — The Compensation Committee may terminate any outstanding stock award if the recipient, while employed by McDermott or performing services on behalf of McDermott under any consulting agreement: (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony; or (2) engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of the Company.

•

Annual Incentive Compensation Subject to Threshold Performance and Linear and Capped Payouts — The Compensation Committee establishes financial performance goals which are used to plot a linear payout formula for annual incentive compensation, eliminating payout “cliffs” between the established performance goals. Threshold levels of performance required to earn short-term incentives are tied to, among other components, achievement of financial results that correlate to the Company’s weighted average cost of capital. The maximum payout for the annual incentive compensation is capped at 200% of target.

•

Use of Multiple and Appropriate Performance Metrics — Utilizing diversified performance measures helps prevent compensation opportunities from being overly weighted toward the performance result of a single measure. In general, our incentive programs are historically based on a mix of financial and individual goals. In recent years our primary financial performance metric has been operating income. Compared to other financial metrics, operating income is a measure of the profitability of our business which helps drive accountability at our operating segments thereby reducing risks related to incentive compensation by putting the focus on quality of revenues not quantity. Additionally, commencing in 2011, the Compensation Committee utilized relative total shareholder return and return on invested capital as additional performance measures.

•	Stock Ownership Guidelines — Our executive officers and directors are subject to share ownership guidelines, which also helps promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders. In 2010, we increased the stock ownership requirements for both our executive officers and nonemployee directors to further emphasize this alignment of interests.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee are independent in accordance with NYSE listing standards. No member of the Compensation Committee (1) was, during the year ended December 31, 2011, or had previously been, an officer or employee of McDermott or any of its subsidiaries, or (2) had any material interest in a transaction of McDermott or a business relationship with, or any indebtedness to, McDermott. No interlocking relationship existed during the year ended December 31, 2011 between any member of the Board of Directors or the Compensation Committee and an executive officer of McDermott.

Director Nomination Process

Our Governance Committee has determined that a candidate for election to our Board of Directors must meet specific minimum qualifications. Each candidate should:

•	have a record of integrity and ethics in his/her personal and professional life;

•	have a record of professional accomplishment in his/her field;

•	be prepared to represent the best interests of our stockholders;

•	not have a material personal, financial or professional interest in any competitor of ours; and

•

be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

In addition, the Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute positively to the collaborative culture among Board members; and

•	each candidate should possess professional and personal experiences and expertise relevant to our businesses and industries.

While McDermott does not have a specific policy addressing board diversity, the Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences. The Governance Committee solicits ideas for possible candidates from a number of sources — including independent director candidate search firms, members of the Board and our senior level executives.

In 2010, our Governance Committee engaged Russell Reynolds Associates (“Russell Reynolds”), an independent director search firm, in order to assist in selecting director candidates. After review and consideration of approximately 25 prospective candidates identified by Russell Reynolds,

Ms. Shafer-Malicki was appointed to the Board on February 17, 2011 in consideration of her extensive experience in our industry and other qualifications.

Any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our By-Laws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws, which may be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance — Corporate Governance.”

The Governance Committee will consider candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board. None of the director nominees for the 2012 Annual Meeting are standing for election for the first time.

COMPENSATION OF DIRECTORS

In May 2011, at the request of the Governance Committee, Pay Governance LLC performed a market analysis of nonemployee director compensation and made recommendations regarding nonemployee director compensation to the Governance Committee. Based upon those recommendations, the Governance Committee recommended revisions to our 2011 nonemployee director compensation program, which were approved by the Board.

Beginning May 7, 2011, under our 2011 nonemployee director compensation program, cash compensation for nonemployee directors consisted of retainers (paid monthly and prorated for partial terms) and meeting fees as follows:

•	annual Board member retainer: $75,000;

•	additional retainer for the chair of each of the Audit Committee and Compensation Committee: $20,000;

•	additional retainer for the chair of each of the Finance Committee and Governance Committee: $10,000;
•	additional retainer for the Lead Director: $20,000; and

•

meeting fees of $2,500 for each meeting of the Board or a Committee (of which the nonemployee director is a member) attended, in person or by telephone, in excess of the eighth Board or Committee meeting per calendar year. Previously, meeting fees of $2,500 were paid for each Board meeting personally attended by a nonemployee director, $1,750 for each meeting of a Committee personally attended by a nonemployee director who was a member of the Committee, and $1,000 for each Board meeting and meeting of a Committee attended telephonically by a nonemployee director who was a member of the Board or Committee.

No changes were made under our 2011 nonemployee director compensation program with respect to equity awards.

The table below summarizes the compensation earned by or paid to our nonemployee directors during the year ended December 31, 2011. Mr. Ronald C. Cambre, our former Chairman of the Board, retired from our Board effective May 6, 2011.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
John F. Bookout, III	$74,500	$119,995	$194,495
Roger A. Brown	$85,417	$119,995	$205,412
Ronald C. Cambre	$65,750	—	$65,750
Stephen G. Hanks	$75,500	$119,995	$195,495
D. Bradley McWilliams	$98,000	$119,995	$217,995
Thomas C. Schievelbein	$93,333	$119,995	$213,328
Mary L. Shafer-Malicki	$69,250	$143,789	$213,039
David A. Trice	$95,583	$119,995	$215,578

(1)	Under our 2011 director compensation program, equity compensation for nonemployee directors consisted of a discretionary annual stock grant. On May 13, 2011, each of the nonemployee directors then serving as a director received a grant of 5,862 shares of restricted stock or restricted stock units valued at $119,995, which were settled in 2011 in unrestricted shares of McDermott common stock. In addition to the annual stock grant, Ms. Shafer-Malicki received a grant of 928 shares of restricted stock on March 4, 2011 valued at $23,794, following her appointment to our Board, which reflected Ms. Shafer-Malicki’s partial-year service and which were settled in unrestricted shares in 2011.

The amounts reported represent the aggregate grant date fair value of the restricted stock or restricted stock units computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, using the closing market price of McDermott common stock on the date of grant ($20.47 on May 13, 2011 and $25.64 on March 4, 2011). Under the terms of each award, the restricted stock and restricted stock units vested immediately on the grant date.

As of December 31, 2011, the nonemployee directors had aggregate outstanding stock option awards as follows: Mr. Bookout — 6,105 stock options; Mr. Brown — 38,085 stock options; Mr. McWilliams — 37,876 stock options; and Mr. Schievelbein — 72,538 stock options.

NAMED EXECUTIVES PROFILES

The following profiles provide summary information regarding the experience and 2011 compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who were employed by McDermott as of December 31, 2011, whom we refer to as our “Continuing Named Executives.” The Continuing Named Executives and Mr. John T. Nesser, our former Executive Vice President, Chief Operating Officer, who would have been one of our three other most highly compensated executive officers had he been employed by McDermott as of December 31, 2011, are collectively referred to as our “Named Executives.” Information on Mr. Nesser is provided in the Compensation Discussion and Analysis (“CD&A”) and the

compensation-related tables included in this proxy statement.

The Continuing Named Executive profiles provide biographical information, including age as of May 10, 2012, and summarize the compensation disclosures that are provided in the CD&A and executive compensation tables in this proxy statement. These profiles are supplemental, and are being provided in addition to, and not in substitution for, the detailed compensation tables required by the SEC that follow the CD&A. Please consult the more detailed compensation tables and the accompanying footnotes following the CD&A for an explanation of how the compensation information is calculated.

STEPHEN M. JOHNSON

CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Age: 60

Tenure with McDermott: 3 years

Mr. Johnson has served as our President and Chief Executive Officer since July 2010. Previously, he served as: President and Chief Executive Officer of J. Ray McDermott, S.A., one of our subsidiaries, from January 2010 to July 2010 and our President and Chief Operating Officer from April 2009 to December 2009. From 2001 to 2008, Mr. Johnson was Senior Executive Vice President and Member, Office of the Chairman, at Washington Group International, Inc. (“Washington Group”) and at URS Corporation, which acquired Washington Group in 2007.

2011 COMPENSATION
Annual Base Salary
Base Salary Earned		$ 942,500
Annual Incentive Compensation
Executive Incentive Compensation Plan		$ 0
Long-Term Incentive Compensation(1)
Restricted Stock Units		$ 999,960
Stock Options		$ 944,089
Performance Shares		$2,382,132
Pension Plan(2)
Annual Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 97,932
Thrift Match		$ 6,817
Service-Based Thrift Contribution		$ 7,350
Tax Gross-Ups		$ 0
Perquisites		$ 20,000
Other		$ 0

2011 TOTAL COMPENSATION

EQUITY AWARDED IN 2011

March 4, 2011	Restricted Stock Units	39,000 units
March 4, 2011	Stock Options	98,133 shares
March 4, 2011	Performance Shares	56,529 shares

(1)   Each equity grant is disclosed at the grant date fair value of the award.

(2)   Mr. Johnson does not participate in our qualified defined benefit plan due to commencing his employment with the Company after the plan was closed to new participants in 2006.

PERRY L. ELDERS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Age: 50

Tenure with McDermott: 2 years

Mr. Elders has served as our Senior Vice President and Chief Financial Officer since July 2010, and served in that capacity at our subsidiary J. Ray McDermott, S.A. from April 2010 to July 2010. Previously, he served as: Executive Vice President and Chief Financial Officer from February 2006 to April 2009, and Senior Financial Advisor from November 2005 to February 2006, of Bristow Group, Inc., a worldwide provider of helicopter services; Director, Financial Consulting of Sirius Solutions, an independent business consulting firm, from July 2005 to February 2006; and Vice President and Chief Accounting Officer of Vetco International, Ltd., a provider of upstream oil and gas production facilities, process systems, technology and products, from August 2004 to May 2005. Mr. Elders spent 20 years (1983-2003) in public accounting firms where he became an audit partner specializing in multi-national energy service companies. Mr. Elders is a Certified Public Accountant.

2011 COMPENSATION
Annual Base Salary
Base Salary Earned		$481,250
Annual Incentive Compensation
Executive Incentive Compensation Plan		$ 0
Long-Term Incentive Compensation(1)
Restricted Stock Units		$249,990
Stock Options		$236,000
Performance Shares		$595,438
Pension Plan(2)
Annual Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 39,950
Thrift Match		$ 7,350
Service-Based Thrift Contribution		$ 7,350
Tax Gross-Ups		$ 0
Perquisites		$ 20,000
Other		$ 2,113

2011 TOTAL COMPENSATION

EQUITY AWARDED IN 2011

March 4, 2011	Restricted Stock Units	9,750 units
March 4, 2011	Stock Options	24,531 shares
March 4, 2011	Performance Shares	14,130 shares

(1)   Each equity grant is disclosed at the grant date fair value of the award.

(2)   Mr. Elders does not participate in our qualified defined benefit plan due to commencing his employment with the Company after the plan was closed to new participants in 2006.

GARY L. CARLSON

SENIOR VICE PRESIDENT AND CHIEF ADMINISTRATION OFFICER

Age: 57

Tenure with McDermott: 2 years

Mr. Carlson has served as our Senior Vice President and Chief Administration Officer since February 2012. Previously, he served as: Senior Vice President, Chief Human Resources Officer from May 2011 to February 2012; Senior Vice President, Human Resources from July 2010 to May 2011; Senior Vice President, Human Resources and Organization Development for our subsidiary J. Ray McDermott, S.A. from March 2010 to July 2010; Senior Vice President, Human Resources of MWH Global, Inc., an energy and environmental engineering, construction and water resource management firm, from 2008 to 2010; and Vice President, Human Resources of KBR, Inc., an engineering, construction and services company, from 2004 to 2008.

2011 COMPENSATION
Annual Base Salary
Base Salary Earned		$332,000
Annual Incentive Compensation
Executive Incentive Compensation Plan		$ 0
Long-Term Incentive Compensation(1)
Restricted Stock Units		$116,688
Stock Options		$ 94,406
Performance Shares		$238,175
Pension Plan(2)
Annual Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 24,800
Thrift Match		$ 6,030
Service-Based Thrift Contribution		$ 7,350
Tax Gross-Ups		$ 11,720
Perquisites(3)		$ 68,606
Other		$ 2,113

2011 TOTAL COMPENSATION

EQUITY AWARDED IN 2011

March 4, 2011	Restricted Stock Units	4,551 units
March 4, 2011	Stock Options	9,813 shares
March 4, 2011	Performance Shares	5,652 shares

(1)   Each equity grant is disclosed at the grant date fair value of the award.

(2)   Mr. Carlson does not participate in our qualified defined benefit plan due to commencing his employment with the Company after the plan was closed to new participants in 2006.

(3)   The amount reported for Mr. Carlson includes $48,606 attributable to the cost of providing him relocation assistance in connection with his move from Colorado to Texas.

LIANE K. HINRICHS

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

Age: 54

Tenure with McDermott: 13 years

Ms. Hinrichs has been our Senior Vice President, General Counsel and Corporate Secretary since October 2008. Previously, she served as our: Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm.

2011 COMPENSATION
Annual Base Salary
Base Salary Earned		$435,575
Annual Incentive Compensation
Executive Incentive Compensation Plan		$ 0
Long-Term Incentive Compensation(1)
Restricted Stock Units		$256,759
Stock Options		$212,421
Performance Shares		$535,894
Pension Plan
Annual Change in Present Value of Accumulated Pension Benefit		$ 76,760
Other Compensation
Deferred Compensation Plan Contribution		$ 43,511
Thrift Match		$ 6,689
Service-Based Thrift Contribution		$ 7,350
Tax Gross-Ups		$ 0
Perquisites		$ 20,000
Other		$ 0

2011 TOTAL COMPENSATION

EQUITY AWARDED IN 2011

March 4, 2011	Restricted Stock Units	10,014 units
March 4, 2011	Stock Options	22,080 shares
March 4, 2011	Performance Shares	12,717 shares

(1) Each equity grant is disclosed at the grant date fair value of the award.

JOHN T. MCCORMACK

EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER

Age: 65

Tenure with McDermott: 9 years

Mr. McCormack, 65, has served as our Executive Vice President, Chief Operating Officer since June 2011. Previously, he served as our Senior Vice President, Operations, from July 2010 to June 2011; Senior Vice President, Operations of our subsidiary J. Ray McDermott, S.A. from January 2006 to July 2010; Vice President of J. Ray McDermott, S.A. from May 2004 to January 2006; and Vice President, Project Services of J. Ray McDermott, S.A. since he joined McDermott in January 2003 to May 2004.

2011 COMPENSATION
Annual Base Salary
Base Salary Earned		$447,381
Annual Incentive Compensation
Executive Incentive Compensation Plan		$ 0
Long-Term Incentive Compensation(1)
Restricted Stock Units		$281,173
Stock Options		$253,847
Performance Shares		$634,020
Pension Plan(2)
Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 36,170
Thrift Match		$ 7,350
Service-Based Thrift Contribution		$ 7,350
Tax Gross-Ups		$ 0
Perquisites		$ 20,000
Other		$ 0

2011 TOTAL COMPENSATION

EQUITY AWARDED IN 2011(3)

March 4, 2011	Restricted Stock Units	4,533 units
March 4, 2011	Stock Options	11,406 shares
March 4, 2011	Performance Shares	6,570 shares
May 13, 2011	Restricted Stock Units	8,058 units
May 13, 2011	Stock Options	18,312 shares
May 13, 2011	Performance Shares	11,274 shares

(1)    Each equity grant is disclosed at the grant date fair value of the award.

(2)    Mr. McCormack does not participate in our qualified defined benefit plan because he had not met the applicable eligibility requirements at the time the plan was closed to new participants in 2006.

(3)    In addition to the March 4, 2011 grants Mr. McCormack received grants of long-term incentive awards on May 13, 2011 in connection with his promotion to Executive Vice President, Chief Operating Officer.

EXECUTIVE OFFICERS

Set forth below is the age (as of May 10, 2012), the principal positions held with McDermott or our subsidiaries, and other business experience information for each of our current executive officers other than our Continuing Named Executives. For information on our Continuing Named Executives, see “Named Executives Profiles” above. Unless we otherwise specify, all positions described below are positions with McDermott International, Inc.

Scott V. Cummins, 49, has served as our Senior Vice President and General Manager, Asia Pacific, since November 2011. Previously, he served as: our Vice President and General Manager, Asia Pacific, from July 2010 to November 2011; Vice President and General Manager, Asia Pacific, of our subsidiary J. Ray McDermott, S.A. (“JRM”) from April 2008 to July 2010; Vice President, Asia Pacific Business Development, Sales and Marketing, of JRM from September 2006 to April 2008; Business Development Director of JRM from September 2003 to August 2006; and Division Manager, Middle East Fabrication Operations of JRM from November 1999 to September 2003. Mr. Cummins joined McDermott in June 1996, and his earlier positions with the Company include positions in marine, fabrication and project operations roles.

Stewart A. Mitchell, 45, has served as our Senior Vice President and General Manager, Middle East, since November 2011. Previously, he served as: our Vice President and General Manager, Middle East, from July 2010 to November 2011; Vice President and General Manager of JRM from July 2007 to July 2010; General Manager of Middle East Projects of JRM from October 2005 to June 2007, Project Director and Manager of numerous projects for JRM from January 2002 to September 2005 and Construction Management and Field Operations of JRM from June 1992 to December 2001. Prior to joining McDermott in 1992, he held project engineering positions with European Marine Contractors (a joint venture company of Brown & Root and Saipem SpA).

Steven W. Roll, 53, has served as our Vice President and General Manager, Atlantic, since November 2011. Previously, he served as: our Vice President, Global Commercial Development from June 2011 to November 2011; Vice President, Global Business Development from May 2011 to June 2011; Vice President, Business Development and Operational Strategy from July 2010 to May 2011; Vice President, Business Development and Operational Strategy of JRM from May 2010 to July 2010; Vice President of JRM from April 2008 to May 2010; and Vice President and General Manager of JRM from January 2002 to April 2008. Mr. Roll has held various other positions since he joined McDermott in 1980.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2011 compensation of our executive officers identified in the Summary Compensation Table, whom we refer to as our Named Executives (we refer to our Named Executives other than Mr. Nesser, who retired in 2011, as our “Continuing Named Executives”). The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements in other contexts.

Executive Summary

In 2011, the Compensation Committee continued its commitment to targeting reasonable and competitive total direct compensation for our Named Executives, with a significant and increased portion of that compensation being performance-based. Accordingly, our compensation programs provide competitive opportunities, but the earning of most of those opportunities is dependent upon achievement of performance goals and/or stock price performance. Our compensation programs are based on our belief that our ability to attract, retain and motivate qualified employees to develop, expand and execute sound business opportunities is essential to the success of our company. The Compensation Committee, with the assistance of its compensation consultant, has designed and administered compensation programs with the participation of our management in light of this philosophy. These programs generally seek to provide compensation that:

•	incentivizes and rewards short- and long-term performance, continuity of service and individual contributions; and

•	promotes retention of well-qualified executives, while aligning the interests of our executives with those of our stockholders.

Reflecting these compensation objectives, compensation arrangements in 2011 for our Continuing Named Executives resulted in:

•	target total direct compensation within approximately 15% of the median compensation for officers in comparable positions in our market, with the exception of Mr. Johnson, whose target total direct compensation was set slightly above market due to his demonstrated leadership following the Spin-off;

•	performance-based compensation accounting for over 60% of target total direct compensation, on average, as compared to 46% in 2010; and

•	performance-based compensation accounting for 75% of target long-term incentive compensation, as compared to 50% in 2010.

As in prior years, our Compensation Committee continued to believe that a significant portion of a Named Executive’s compensation should be performance-based, designed to promote and reward the achievement of short- and longer-term objectives that are expected to drive stockholder value. Performance-based compensation for 2011 reflected a balance among the goals of driving operational performance and pursuing long-term stock appreciation. With these goals in mind, we continued to utilize our established approaches of tying annual incentives to operating income and granting stock options as a component of long-term incentives, while implementing some adjustments. Among the adjustments was the inclusion of return on invested capital as a financial performance component of annual incentives. We also resumed granting performance shares, which may vest based upon McDermott’s total shareholder return relative to its peers. The Compensation Committee had decided not to utilize performance shares as an element of long-term incentive compensation in 2010, in anticipation of the spin-off of The Babcock & Wilcox Company to our stockholders ( the “Spin-off”), which was completed on July 30, 2010. In using the performance metrics described above and emphasizing longer-term performance incentives for the 2011 compensation program, the Compensation Committee believes that our compensation practices help to create stockholder value without encouraging executives to take unnecessary and excessive risks to earn incentive compensation.

The significant 2011 adjustments to the performance-based elements of total direct compensation are reflected below:

•	Annual Incentive: The 70% financial performance component of the annual incentive for 2011 was 70% based on operating income and 30% based on return on invested capital (“ROIC”). The Compensation Committee believes that ROIC is an appropriate financial measure to use for compensation purposes in addition to operating income because it is an indicator of McDermott’s capital efficiency and productivity. ROIC incentivizes the efficient management of assets and aligns management’s interests with those of our stockholders by measuring stockholder value creation and/or erosion when compared to the cost of capital.

•

Long-Term Incentives:    In 2011, our Compensation Committee increased the percentage of performance-based compensation in our long-term incentive awards for Continuing Named Executives by 50% over 2010. Specifically, performance-based compensation was increased by our Compensation Committee from 50% of long-term incentive compensation for Continuing Named Executives in 2010 to 75% of long-term incentive compensation for Continuing Named Executives in 2011. Additionally, in 2011 our Compensation Committee resumed the use of performance shares, in addition to awards of restricted stock units and stock options. Long-term incentives for Continuing Named Executives in 2011 were comprised 50% of performance shares, 25% of restricted stock units and 25% of stock options, resulting in 75% of long-term incentives being performance-based. The 2011 performance shares may be paid out based upon McDermott’s relative total shareholder return in comparison to its peers over three-, four- and five-year periods. The Compensation Committee believes the performance shares are an appropriate element of incentive compensation in that they align management’s interests with those of our stockholders by focusing on long-term stockholder return.

McDermott’s financial performance in 2011 included:

•	Consolidated revenue of $3.4 billion, as compared to $2.4 billion for 2010;
•	Consolidated operating income of $250.7 million, as compared to $314.9 million for 2010; and

•	Consolidated ROIC of 8%.

Operationally, in 2011 McDermott:

•	Achieved backlog of $3.88 billion as of December 31, 2011;

•	Achieved substantial growth in the Asia Pacific segment, as reflected by increases of over 115% in both revenue and operating income in the segment as compared to 2010;

•	Amended/refinanced its credit facility to extend the scheduled maturity date, provide additional liquidity, obtain additional flexibility under covenants and reduce fees; and

•

Established a joint venture entity which we co-own with two Brazilian companies, which joint venture plans to bid to provide engineering, procurement and construction services to the oil and gas industry offshore Brazil.

Under McDermott’s 2011 compensation program,

•

None of the Continuing Named Executives were awarded bonuses under the 2011 EICP. Based on McDermott’s 2011 financial results, the Continuing Named Executives were eligible to earn approximately 18% of their respective 2011 target EICP compensation, subject to the assessment of their respective individual goals. Upon the recommendation of Mr. Johnson based on the 2011 financial results, the Compensation Committee, in the exercise of its discretion, determined that, although the Continuing Named Executives and other participants in the EICP were eligible to earn approximately 18% of their target EICP compensation, 0% would be awarded in light of the financial results. Instead, as recommended by Mr. Johnson, the Compensation Committee determined that the bonus amounts that otherwise would have been payable should effectively be returned to the shareholders in the form of additional operating income. In making this recommendation and decision, respectively, Mr. Johnson and the Compensation Committee considered the increase in 2011 revenues of approximately 43%, together with the decrease in 2011 operating income by approximately 20%, from 2010 levels, the continued performance issues in the Atlantic segment and issues relating to several projects in other segments.

In making its decision not to award bonuses for 2011 under the EICP, the Compensation Committee noted that Mr. Johnson had achieved the individual performance component, based on the Governance Committee’s assessment of Mr. Johnson’s individual performance against stated goals, and each of Messrs. Elders, Carlson and McCormack and Ms. Hinrichs had achieved their respective individual performance components based on Mr. Johnson’s assessment of their respective individual performance achievements against stated goals, with the exception of the financial performance goal and safety goal for Mr. McCormack.

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As of December 31, 2011, (1) the estimated payout as a percent of target for the performance shares granted in 2011 was 0%, and (2) the share price of our common stock had not exceeded the strike price of the stock options granted in 2011, although as noted below, the estimated payout and share price may change during the term of the performance shares and stock options.

The following table summarizes the 2011 performance-based compensation opportunities for each of our Continuing Named Executives as compared to the realizable value of such opportunities as of December 31, 2011:

2011 Performance-Based Compensation Opportunity vs. Realizable Value as of December 31, 2011

	EICP(1)	Performance Shares(2)(3)	Stock Options(2)(3)	Total
S. M. Johnson
2011 Opportunity	$942,603	$2,382,132	$944,089	$4,268,824
2011 Realizable Value	$0	$0	$0	$0
P. L. Elders
2011 Opportunity	$336,911	$595,438	$236,000	$1,168,349
2011 Realizable Value	$0	$0	$0	$0
G. L. Carlson
2011 Opportunity	$199,233	$238,175	$94,406	$531,814
2011 Realizable Value	$0	$0	$0	$0
L. K. Hinrichs
2011 Opportunity	$261,381	$535,894	$212,421	$1,009,696
2011 Realizable Value	$0	$0	$0	$0
J. T. McCormack
2011 Opportunity	$274,549	$634,020	$253,847	$1,162,416
2011 Realizable Value	$0	$0	$0	$0

(1)	2011 Opportunity Values for EICP are disclosed at the Continuing Named Executives’ target EICP award. The 2011 Opportunity Value provided for Mr. McCormack reflects his target EICP award following his promotion to Executive Vice President, Chief Operating Officer.

(2)	2011 Opportunity Values for performance shares and stock options are disclosed at the grant date fair value of the respective awards.

(3)	The 2011 Realizable Values shown above are measured as of December 31, 2011. However, the amount of the performance shares granted in 2011 that ultimately vest, if any, will be determined by reference to our total shareholder return over three-, four- and five-year periods. See “Long-Term Incentive Compensation — Analysis of 2011 Equity Grants.” The vesting of any of these performance shares would impact the future Realizable Value of these performance share awards. In addition, an increase in our stock price compared to our stock price at December 31, 2011 may impact the future Realizable Value of the stock option awards granted in 2011.

Over the past two years, McDermott has also adopted certain compensation and governance policies and practices, as summarized below:

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Change in control agreements that: (1) contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control; (2) do not provide for excise tax gross-ups, thereby eliminating the gross-up provisions in prior agreements; and (3) require the applicable officer’s execution of a release prior to payment of certain benefits.

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Revised stock ownership guidelines that require our officers at the level of vice president or above and nonemployee directors to retain a dollar value of McDermott stock based on a multiple of their respective base salaries or annual retainers.

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A clawback policy under which McDermott would seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange; and prohibition of directors, officers and employees from engaging in “short sales” or trading in puts, calls or other options on McDermott’s common stock, and prohibition from engaging in hedging transactions and from holding McDermott shares in a margin account or pledging McDermott shares as collateral for a loan.

Impact of 2011 Say on Pay Vote on Executive Compensation

In approving the 2012 compensation of the Continuing Named Executives, the Compensation Committee reviewed the vote on the say-on-pay proposal at the 2011 annual general meeting of stockholders. Approximately 99% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not adopt any specific changes based on the vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. The Compensation Committee expects to continue to hold the advisory vote to approve named executive officer compensation every year.

Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee.    The Compensation Committee has primary responsibility for determining and approving, on an annual basis, the compensation of our CEO and other executive officers. The Compensation Committee receives information and advice from its compensation consultant as well as from our human resources department and management to assist in compensation determinations.

Compensation Consultant.    Our Compensation Committee selected and engaged Pay Governance LLC, or “Pay Governance,” to serve as the consultant to the Compensation Committee on executive and director compensation matters in November 2010, and Pay Governance has been serving in that capacity since that time. Pay Governance provides advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation, and, when requested by the Compensation Committee, attends meetings of the Compensation Committee and participates in executive sessions without members of management present. Pay Governance reports directly to the Compensation Committee, and the Committee reviews, on an annual basis, Pay Governance’s performance and provides Pay Governance with direct feedback on its performance. Pay Governance also attends meetings of the Governance Committee with respect to nonemployee director compensation.

In 2011, Pay Governance did not perform any services for McDermott other than as described above.

Role of CEO and Management.    While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management, at the request of the Compensation Committee, recommends financial goals and works with Pay Governance to analyze competitive market data and to recommend compensation levels for our executive officers. Our Chief Executive Officer, Mr. Johnson, likewise assists the Compensation Committee by providing his evaluation of the performance of our other executive officers and recommending compensation for those officers.

Overview of Compensation Elements

The following table summarizes the principal elements of our compensation program for our Named Executives, which we collectively refer to as “total direct compensation.”

Compensation Element	Objective	Key Features
Annual Base Salary	To provide a fixed level of compensation that helps attract and retain executives

•   Salary level recognizes an executive officer’s experience, skill and performance, with the goal of being market competitive based on the officer’s role and responsibilities within the organization.

•   Adjustments may be made based on individual performance, inflation, pay relative to market and internal equity considerations.

•   This element is paid in cash.

Annual Incentive	To motivate and reward the achievement of short-term company performance

•   The Compensation Committee establishes an annual incentive bonus opportunity for each Named Executive at the beginning of the year.

•   The annual incentive aligns the Named Executives’ interests with McDermott’s short-term corporate strategies, and correlates pay with the achievement of short-term company goals.

•   To qualify for a payout, McDermott must achieve a predetermined performance threshold. Actual payouts to Named Executives are based on a combination of financial and individual performance factors, as well as other individual contributions throughout the year.

•   This element is paid in cash.

Long-Term Incentives	To motivate and reward the achievement of long-term company performance (typically three or more years), align executives’ interests with those of our stockholders and retain executives

•   Long-term awards for our Named Executives in 2011 consisted of 50% performance shares, 25% stock options and 25% restricted stock units.

Performance Shares

•   Structured to be paid out in shares of McDermott common stock at the end of three-, four- and five-year performance periods to the extent applicable performance goals are met.

•   Performance goals are based on total stockholder return over the applicable performance period relative to McDermott’s peer group. Performance shares pay out at target if these goals are met, below target or not at all if the goals are not met, and above target if the goals are exceeded, up to 200% of the target award.

•   Intended to align the Named Executives’ interests with those of our stockholders with a focus on long-term results.

Stock Options

•   Structured to vest in one-third increments on the first, second and third anniversaries of the grant date.

•   Intended to strengthen the relationship between the long-term value of our stock price and the potential financial gain for our Named Executives, as the value of each stock option is realized on exercise only if our stock price increases from the date of grant.

Restricted Stock Units

•   Structured to be paid out in shares of McDermott common stock in one-third increments on the first, second and third anniversaries of the grant date.

•   Intended to encourage retention of the Named Executives as the restricted stock units vest based on continued employment with McDermott.

Defining Market Range Compensation — Benchmarking

To identify median compensation for each element of total direct compensation, the Compensation Committee relies on “benchmarking.” This involves reviewing the compensation of our Named Executives relative to the compensation paid to similarly situated executives at companies we consider our peers. As a result, the annual base salary, target annual incentive compensation and target long-term incentive compensation as a whole for each of the Named Executives is benchmarked. However, the specific performance metrics and performance levels used within elements of annual and long-term compensation are designed for the principal purpose of supporting our strategic and financial goals and/or driving the creation of stockholder value, and, as a result, are not generally benchmarked.

Following the engagement of Pay Governance as the Compensation Committee’s consultant in November 2010, Pay Governance reviewed the peer group the Compensation Committee uses for benchmarking at the Compensation Committee’s request and recommended revisions to the component companies. These suggested revisions were discussed and adopted by the Compensation Committee with some further revisions. At the direction of the Compensation Committee, Pay Governance compiled market data from two groups, the Proxy Peer Group and the Survey Group, as discussed below.

Proxy Peer Group.    Pay Governance utilized market data based on a set of 18 comparator companies (the “Proxy Peer Group”), identified through a screen of companies with business and financial parity to McDermott. The component companies of the Proxy Peer Group are included on page 42 of this CD&A. The Proxy Peer Group was used as the primary reference point for the Named Executives, with the exception of Mr. Carlson, due to the lack of proxy information on his position. With the exception of market data provided in connection with Mr. McCormack’s promotion to Executive Vice President, Chief Operating Officer (“EVP, COO”), market data from the Proxy Peer Group represented 2009 compensation, as reported in 2010 proxy statements for the fiscal year ended 2009, and is not size-adjusted. The market data provided from the Proxy Peer Group in connection with Mr. McCormack’s promotion to EVP, COO represented 2010 compensation, as reported in 2011 proxy statements for the fiscal year ended 2010.

Survey Peer Group.    Pay Governance also utilized market data based on a set of 99 companies in similar industries which participate in Towers Watson surveys (the “Survey Peer Group”). The Survey Peer Group is intended to provide a reference point for pay levels within similar industries. Aside from screening companies on the basis of their industry classifications, no further refinements or judgments were applied in the identification of companies within the sample. The component companies of the Survey Peer Group are included on page 42 of this CD&A. The Survey Peer Group was used as a secondary reference for the Named Executives, with the exception of Mr. Carlson, for whom it was used as a primary reference. Market data from the Survey Peer Group represents 2010 compensation as reported to the survey and, when possible, size adjusted. Corporate positions, including that of Mr. Carlson, were evaluated based on both expected 2011 revenues of $3.4 billion and a longer-term objective of $5 billion in annual revenues, and business unit positions were evaluated based on their respective profit and loss levels.

In this CD&A references to “market” or “our market” are references to the compensation of executives at companies within the Proxy Peer Group for each Named Executive with the exception of Mr. Carlson, and the Survey Peer Group for Mr. Carlson.

Target Total Direct Compensation

The Compensation Committee seeks to provide reasonable and competitive compensation. As a result, it targets the elements of total direct compensation for our Named Executives generally within approximately 15% of the median compensation of our market for comparable positions. Throughout this CD&A, we refer to compensation that is within approximately 15% of market median as “market range” compensation.

The Compensation Committee may set elements of total direct compensation above or below the market range to account for a Named Executive’s performance and experience, internal equity and other factors or situations that are not typically captured by looking at standard market data and practices and that the Compensation Committee deems relevant to the appropriateness and/or competitiveness of a Named Executive’s compensation.

When making decisions regarding individual compensation elements, the Compensation Commit-

tee also considers the effect on the Named Executive’s target total direct compensation and target total cash-based compensation (annual base salary and annual incentives), as applicable. Our Compensation Committee’s goal is to establish target compensation for each element that, when combined, create a target total direct compensation award for each Named Executive that is reasonable and competitive and supports the Company’s compensation philosophy and objectives.

2011 Overview.    The 2011 target total direct compensation for each of our Named Executives was within the market range of target total direct compensation, except for Mr. Johnson and Mr. Nesser. The target total direct compensation for

Mr. Johnson was set above market range due to Mr. Johnson’s demonstrated leadership as Chief Executive Officer following the Spin-off. The target total direct compensation for Mr. Nesser was set below market range due to no long-term incentives being provided to him in advance of his anticipated retirement.

The chart below shows the 2011 target total direct compensation by element for each Named Executive. Because the amount of compensation actually paid through the compensation elements that are performance-based is not fixed at the outset, Named Executives may earn compensation above or below the market range for similarly situated executives in our market.

2011 Target Total Direct Compensation Summary

Named Executive	Annual Base Salary	Annual Incentive(1) (% of Salary)	Long-Term Incentive(2)	Target Total Direct Compensation as Percent of Market(3)	Percent Performance- Based(4)
S. M. Johnson	$950,000	100%	$4,000,000	117%	67%
P. L. Elders	$485,000	70%	$1,000,000	86%	60%
G. L. Carlson	$336,000	60%	$416,720	112%	54%
L. K. Hinrichs	$440,000	60%	$931,767	103%	59%
J. T. McCormack(5)
EVP, COO	$500,000	70%	$1,125,000	73%	59%
SVP, Operations	$400,000	50%	$465,000	106%	51%
J. T. Nesser	$512,508	70%	—	83%	41%
Average Mix of Compensation Elements(6)	22%	17%	61%	N/A	60%

(1)	When making decisions as to the elements of a Named Executive’s total direct compensation, the Compensation Committee considers the dollar value of annual incentive compensation but typically awards this element as percentages of annual base salary. This is primarily because our market generally targets annual incentive on a percentage-of-salary basis.

(2)	The values provided in this column are the target values of long-term incentives approved by the Compensation Committee. For more information on the grant date fair values of long-term incentives, see the “Grants of Plan-Based Awards” table under “Compensation of Executive Officers” below.

(3)	Market = Median annual base salary, based on the benchmark applicable to the executive. 100% represents median compensation.

(4)	With the exception of Mr. Nesser, performance-based compensation consists of a Named Executive’s annual incentive and 75% of the target value of long-term incentives, representing that portion of long-term incentive compensation attributable to performance shares and stock options. For Mr. Nesser, performance-based compensation consists only of Mr. Nesser’s annual incentive, as he was not granted long-term incentive compensation in 2011 in anticipation of his retirement by year-end 2011.

(5)	In connection with Mr. McCormack’s promotion to EVP, COO on June 30, 2011, Mr. McCormack’s annual base salary and annual incentive compensation target were increased. Additionally, Mr. McCormack received a supplemental long-term incentive award with a target value of $660,000, which, when combined with the long-term incentive award of $465,000 granted to him in March 2011, resulted in total long-term incentives of $1,125,000.

(6)	The values provided for the average mix of compensation elements do not include Mr. McCormack’s target compensation pertaining to his former position or Mr. Nesser’s target compensation.

While the Compensation Committee does not set a specific target allocation among the elements of total direct compensation, it believes that a significant portion of a Named Executive’s total direct compensation should be performance-based. As shown above, excluding Mr. McCormack’s target compensation from his former position and Mr. Nesser’s target compensation, on average, performance-based compensation accounted for approximately 60% of a Named Executive’s 2011 target total direct compensation and 75% of his or her long-term incentive compensation, representing that portion of long-term incentive compensation attributable to performance shares and stock options.

Annual Base Salary

The 2011 base salaries for our Named Executives, which reflect increases that became effective as of April 1, 2011, were as follows:

Named Executive	2011 Annual Base Salary	Percent Increase	Percent of Market(1)
S. M. Johnson	$950,000	3.26%	106%
P.L. Elders	$485,000	3.19%	105%
G. L. Carlson	$336,000	5.00%	105%
L. K. Hinrichs	$440,000	4.19%	114%
J. T. McCormack
EVP, COO	$500,000	N/A	81%
SVP, Operations	$400,000	3.09%	110%
J. T. Nesser	$512,508	0.00%	100%

(1)	Market = Median annual base salary, based on the benchmark applicable to the executive. 100% represents median compensation.

When considering base salaries effective April 1, 2011, the Compensation Committee sought to set salaries within the market range. Accordingly, the Compensation Committee set annual base salaries within market range for each Named Executive, with year-over-year increases ranging from 0-5%.

In May 2011, in consideration of the market compensation analysis and recommendation provided by Pay Governance in connection with Mr. McCormack’s June 30, 2011 promotion to EVP, COO, the Compensation Committee increased Mr. McCormack’s base salary to $500,000 effective June 30, 2011. The Compensation Committee approved this slightly below market salary based on Mr. McCormack’s relative experience with his new position and in light of internal pay equity considerations.

Annual Incentive Compensation

2011 Overview and Target Compensation.    The Compensation Committee administers our annual incentive compensation program under our Executive Incentive Compensation Plan (the “EICP”).

The EICP is a cash incentive plan designed to motivate and reward our Named Executives and other key employees for their contributions to business goals and other factors that we believe drive our earnings and promote creation of stockholder value.

The target 2011 EICP compensation for our Named Executives was as follows:

Named Executive	Target EICP (% of annual base salary)	Percent of Market(1)
S. M. Johnson	100%	102%
P. L. Elders	70%	87%
G. L. Carlson	60%	121%
L. K. Hinrichs	60%	85%
J. T. McCormack(2)
EVP, COO	70%	71%
SVP, Operations	50%	113%
J. T. Nesser	70%	67%

(1)	Market = Median target annual incentive compensation, based on the benchmark applicable to the executive. 100% represents median compensation.

(2)	Mr. McCormack’s target EICP was prorated based on his length of service at his current and former positions.

The 2011 target EICP for Messrs. Johnson, Elders and Nesser remained unchanged from their respective 2010 targets. Mr. Carlson’s and Ms. Hinrichs’ respective targets were each increased to 60% of annual base salary earned for 2011. This resulted in an above-market target for Mr. Carlson; however, the Compensation Committee deemed this target appropriate based on internal pay equity considerations. Mr. McCormack’s 2011 target EICP was increased to 50% of annual base salary earned when the targets were set by the Compensation Committee in February 2011 based on internal pay equity considerations. The target was then increased to 70% in connection with his promotion to EVP, COO in June 2011 to bring his target EICP award closer to market range for his new position and based on internal pay equity considerations.

2011 EICP Performance Goals.    Traditionally, EICP compensation has consisted of a financial performance component and an individual performance component. To continue to drive performance of McDermott’s operations, the 2011 EICP target compensation for officers, including the Named Executives, was also set utilizing financial and individual performance components. Generally, the 2011 target EICP was split between financial and individual components as follows:

•	70% of target EICP was attributable to financial performance, of which 70% was attributable to operating income and 30% was attributable to return on invested capital; and

•	30% of target EICP was attributable to individual performance.

Financial performance is the largest factor in determining EICP compensation, because the Compensation Committee generally considers it to be more objective and to more directly influence the creation of stockholder value, as compared to individual performance. Individual performance, however, serves as an important metric to help promote the achievement of strategic goals that may not be measured in an annual financial metric. To reward significant individual contributions, the Compensation Committee maintained the individual component for 2011 at 30% of target EICP for 2011. However, to maintain the emphasis on financial performance, payment of EICP compensation (including for individual performance) required the attainment of the threshold level of operating income financial performance. The maximum EICP compensation a Named Executive could earn in 2011 was a multiple of 2x target EICP. For all Named Executives, the Compensation Committee had the discretion to decrease an EICP payment.

As a result, for each Named Executive the EICP payment amount was principally determined based on: (1) the attainment of annual financial goals; and (2) the attainment of annual individual goals, as displayed below:

2011 Financial Performance Goals.    Historically, the financial goals for the EICP consisted of operating income levels related to McDermott and/or business unit operating income relevant to each Named Executive. The Compensation Committee considers operating income an appropriate financial measure to use for compensation purposes because it is the primary driver of net income, which the Compensation Committee expects to drive our stock price. In comparison to net income, however, operating income is more directly influenced by the revenues generated and costs incurred as a result of management action. In 2011, operating income comprised 70% of the financial performance component of a Named Executive’s target EICP award.

In 2011, the Compensation Committee added return on invested capital, or ROIC, as an additional financial performance metric under the EICP. The Compensation Committee considers ROIC an appropriate financial measure to use for compensation purposes because it is an indicator of McDermott’s capital efficiency and productivity. ROIC also incentivizes the management of assets, and aligns management’s interest with those of our stockholders by measuring stockholder value creation and/or erosion when compared to the cost of capital. ROIC comprised 30% of the financial performance component of a Named Executive’s target EICP award for 2011.

The Compensation Committee established three primary levels of operating income and ROIC goals, which together would determine the threshold, target and maximum amounts that would be paid under the financial performance component of the EICP. In establishing the target level, the Compensation Committee considered management’s internal estimates of operating income and ROIC, discussed those estimates with Mr. Johnson, and then set the target level and threshold and maximum levels as a percentage of the target level. The Compensation Committee designs incentive compensation to drive target level performance and does not believe that compensation should be earned for performance substantially below that level. As a result, no EICP compensation would be earned (including for individual performance) unless the threshold level of operating income financial performance was attained, irrespective of the level of ROIC attained. The Compensation Committee believes that Named

Executives should be rewarded for superior financial performance. It therefore establishes a maximum level performance goal to incentivize higher performance, but caps the payout to maximize returns to stockholders for performance above the maximum payout level.

For other levels of operating income and ROIC between threshold and maximum, the percentage paid would be determined by linear interpolation using the two neighboring pre-established performance levels and payout as a multiple of target award. No payment would have been earned under the EICP for 2011 if operating income results had been below the threshold level, notwithstanding the ROIC performance level.

A Named Executive would have been eligible to earn the following amounts under the 2011 EICP based on attaining the following levels of operating income and ROIC:

2011 EICP Payout Matrix

	Performance Goal	Consolidated Operating Income (in millions)	Payout(1) (as a multiple of target EICP award)	Performance Goal	Consolidated ROIC	Payout(2) (as a multiple of target EICP award)
	>120%	>$420	2.00	>120%	>16.7%	2.00
Maximum	120%	$420	2.00	120%	16.7%	2.00
	110%	$385	1.50	110%	15.3%	1.50
Target	100%	$350	1.00	100%	13.9%	1.00
	90%	$315	0.75	97%	13.4%	0.75
	80%	$280	0.50	93%	12.9%	0.50
Threshold	70%	$256	0.25	90%	12.4%	0.25
	< 70%	<$245	0.00	<90%	<12.4%	0.00

(1)	The Payout for consolidated operating income is a multiple of target EICP award with respect to the 70% portion of financial performance goals attributable to operating income.

(2)	The Payout for consolidated ROIC is a multiple of target EICP award with respect to the 30% portion of financial goals attributable to ROIC.

2011 Individual Performance Goals.    Individual goals established for each Named Executive were tailored to the individual’s position and focused on supporting strategic initiatives and achieving common goals. Mr. Johnson’s individual goals were established by the Compensation Committee. Each Named Executive, with the exception of Messrs. Johnson and

Nesser, proposed their respective individual goals, which were approved by Mr. Johnson. No individual goals were established for Mr. Nesser in light of his anticipated retirement by year-end 2011. The individual goals for our Continuing Named Executives’ 2011 EICP compensation are set forth in the table on the following page.

Stephen M. Johnson:

•    Lead the Company and set a philosophy that is well understood, widely supported, consistently applied and effectively implemented;

•    Establish a clearly-articulated and executable strategy for the Company which conserves cash and leverages capital expenditures in a conservative manner;

•    Establish appropriate annual and long-term financial objectives; ensure that appropriate systems are maintained to protect assets and maintain effective control of operations;

•    Develop, attract, retain, motivate and supervise an effective top management team capable of achieving objectives; provide for executive management succession planning;

•    Serve as the chief spokesperson for the Company, communicating effectively with shareholders and stakeholders;

•    Work closely with the Board of Directors to keep them fully informed on all important aspects of the Company; make timely recommendations for Board action and respond to suggestions and directives from the Board and its committees;

•    Achieve specific safety goals and objectives and promote safe work practices as the highest operational priority; and

•    Assure that all operations and business dealings are conducted with the utmost compliance with applicable laws and regulations and the highest level of ethical behavior is exhibited by the Company.

Perry L. Elders:

•    Convert the capital allocation, management reporting, revenue pipeline and estimating methodology from project initiatives into recurring processes;

•    Build a high performing finance team, including succession and development planning as well as implement development plans including changing duties of certain individuals;

•    Form a capital team to oversee and manage the capital allocation and authorization process as well as identify and evaluate sources of capital;

•    Assess and optimize cash investments;

•    Establish balance sheet forecasts, improve annual budget process, establish operating unit level invested capital calculations to drive ROIC reporting; and

•    Assist the CEO and executive management with developing a new culture within the Company.

Gary L. Carlson:

•    Design and implement a global employee classification scheme;

•    Deploy talent development and succession planning program to the project organization including discrete, measurable, and time sensitive candidate development plans;

•    Design and implement a global career development and performance management program;

•    Close the Third Country National pension plan to new participants and freeze benefit accruals thereunder, and establish a new defined contribution plan for non-U.S. expatriates;

•    Design a comprehensive mobilization program revision road map; and

•    Establish a comprehensive information technology plan and governance model, and complete the 2011 information technology initiatives on time and within budget.

Liane K. Hinrichs:

•    Lead the legal group through post Spin-off reorganization;

•    Work with the Board of Directors and management to continue enhancements to the ERM program; and

•    Lead the review, analysis and response to any significant changes in compliance requirements.

John T. McCormack:

•    Achieve specific safety goals and objectives;

•    Achieve specific levels of financial performance with respect to operating income, return on invested capital and new bookings;

•    Provide for executive management succession planning; and

•    Improve communications among the Chief Executive Officer, Chief Operating Officer, McDermott operations personnel and customers.

2011 Annual Incentive Compensation Payments.    The 2011 target and final EICP compensation amounts for each Named Executive are shown in the table below.

2011 EICP Payment Summary

Named Executive	2011 EICP Target % of Salary	Final 2011 Annual Incentive
S. M. Johnson	100%	$0
P. L. Elders	70%	$0
G. L. Carlson	60%	$0
L. K. Hinrichs	60%	$0
J. T. McCormack(1)
EVP, COO	70%
SVP, Operations	50%	$0
J. T. Nesser	70%	$206,408

(1)	Mr. McCormack’s target EICP was prorated based on his length of service at his current and former positions.

Analysis of 2011 EICP Payments.    In February 2012, the Compensation Committee considered (1) McDermott’s 2011 consolidated operating income and ROIC; (2) Mr. Johnson’s self-assessment of his individual performance relative to his individual goals; (3) the nonemployee directors’ assessment of the individual performance of Mr. Johnson; and (4) Mr. Johnson’s recommendation of each other Continuing Named Executive’s 2011 EICP compensation based on his assessment of the financial and individual performance applicable to each of those Continuing Named Executives.

In order to determine whether the financial goals were attained, the Compensation Committee utilized McDermott’s consolidated operating income, which was slightly above the threshold level of $245.0 million, and consolidated ROIC of 8%, which was below the threshold level of 12.4%. The consolidated ROIC percentage was derived by dividing (1) the sum of income from continuing operations before noncontrolling interest less net income attributable to noncontrolling interest by (2) the average net assets during 2011, which was calculated by subtracting current liabilities from total assets. The consolidated operating income of $250.7 million resulted in a notional payout level of approximately 26% with respect to the 70% portion of the financial performance goals attributable to operating income, and the consolidated ROIC of 8% resulted in a notional payout of 0.00% with respect to the 30% portion of financial performance goals attributable to consolidated ROIC. The combined operating income and ROIC performance resulted in eligibility of the participants in the EICP to earn approximately 18% of their target EICP compensation, subject to the assessment of their individual goals.

The Continuing Named Executives.    None of the Continuing Named Executives were awarded bonuses under the 2011 EICP. Based on McDermott’s 2011 financial results, the Continuing Named Executives were eligible to earn approximately 18% of their respective 2011 target EICP compensation, subject to the assessment of their respective individual goals. Upon the recommendation of Mr. Johnson based on the 2011 financial results, the Compensation Committee, in the exercise of its discretion, determined that, although the Continuing Named Executives and other participants in the EICP were eligible to earn approximately 18% of their target EICP compensation, 0% would be awarded in light of the financial results. Instead, as recommended by Mr. Johnson, the Compensation Committee determined that the bonus amounts that otherwise would have been payable should effectively be returned to the shareholders in the form of additional operating income, resulting in the reported consolidated operating income of $250.7 million. In making this recommendation and decision, respectively, Mr. Johnson and the Compensation Committee considered the increase in 2011 revenues of approximately 43%, together with the decrease in 2011 operating income by approximately 20%, from 2010 levels, the continued performance issues in the Atlantic region and issues relating to several projects in other regions.

In making its decision not to award bonuses for 2011 under the EICP, the Compensation Committee noted that Mr. Johnson had achieved the individual performance component, based on the Governance Committee’s assessment of Mr. Johnson’s individual performance against stated goals, and each of Messrs. Elders, Carlson and McCormack and Ms. Hinrichs had achieved their respective individual performance components based on Mr. Johnson’s assessment of their respective individual performance achievements against stated goals, with the exception of the financial performance goal and a safety goal for Mr. McCormack.

Mr. Nesser.    Pursuant to the terms of Mr. Nesser’s separation agreement entered into in connection with his retirement, Mr. Nesser was paid his prorated 2011 EICP compensation in August 2011. Per the terms of his separation agreement, Mr. Nesser was paid a cash payment equal to his target bonus under the EICP times a fraction, the numerator of which was the number of days elapsed in the year in which the retirement took place and the denominator of which was 365. Mr. Nesser received a prorated target bonus of $206,408, based on his partial year service. For more information regarding Mr. Nesser’s separation agreement, see “Employment and Severance Arrangements — Employment and Separation Agreements” below.

Long-Term Incentive Compensation

The Compensation Committee believes that the interests of our stockholders are best served when a significant percentage of executive compensation is comprised of equity and other long-term incentives that appreciate in value contingent upon increases in the value of our common stock and other performance measures that reflect improvements in McDermott’s business fundamentals. Therefore, long-term incentive compensation represents the single largest element of our Named Executives’ total direct compensation.

Analysis of 2011 Equity Grants.

Mix of 2011 Equity.    In 2011, the Compensation Committee allocated long-term incentive compensation to officers, including the Continuing Named Executives, as follows:

•	50% performance shares;
•	25% non-qualified stock options; and
•	25% restricted stock units.

To strengthen its commitment to performance-based compensation, the Compensation Committee resumed using performance shares in 2011. The Compensation Committee believes the granting of total shareholder return (“TSR”) performance shares is an appropriate element of incentive compensation, in that TSR performance shares align the Continuing Named Executives’ interests with those of our stockholders, with a focus on long-term results. The amount of performance shares that vest, if any, is scheduled to initially be determined at the end of three calendar years (including 2011) based on McDermott’s TSR relative to the Proxy Peer Group during the same period, with subsequent measurements of TSR relative to the Proxy Peer Group at the end of four and five calendar years (including 2011). The total percentage of performance shares which will vest, if any, may range in amount between 0% and 200% of the number of shares granted, depending on McDermott’s TSR relative to the Proxy Peer Group over the applicable measurement periods. As of December 31, 2011, the estimated payout as a percentage of target for the performance shares granted in 2011 was 0% due to the Company’s share price performance versus the Proxy Peer Group.

As in 2009 and 2010, in 2011 the Compensation Committee continued to use stock options, which reward and drive performance based on absolute stock price improvement. The stock options generally vest in one-third increments on the first, second and third anniversaries of the grant date and have an option term of seven years. As of December 31, 2011, the price of the Company’s shares had not exceeded the strike price of the stock options granted in 2011.

Similarly, as in 2008, 2009 and 2010, the Compensation Committee awarded restricted stock units to the Continuing Named Executives, although such restricted stock units represented a smaller percentage of the Continuing Named Executive’s long-term incentive compensation than in the recent past. Restricted stock units are intended to promote the retention of employees, including the Continuing Named Executives, and generally vest in one-third increments on the first, second and third anniversaries of the grant date.

In 2011 our Compensation Committee adopted a clawback policy under which McDermott would seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange. Each grant made to the Continuing Named Executives in 2011 was subject to this clawback policy.

Additionally, and consistent with our recent past practice, our grant agreements for awards made in 2011 contained a forfeiture provision. In 2011, this provision provided that in the event that, while the grantee is employed by McDermott or performing services on behalf of McDermott under any consulting agreement, the grantee is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or the grantee engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of the Company, then all rights and benefits awarded under the respective agreements are immediately forfeited, terminated and withdrawn.

For more information regarding the 2011 performance shares, stock options and restricted stock units, see the “Grants of Plan-Based Awards” table under “Compensation of Executive Officers” below.

Value of 2011 Long-Term Incentive Compensation.    The 2011 target long-term incentive compensation for our Named Executives was as follows:

Named Executive(1)	Target LTI Value		Percent of Market(2)
S. M. Johnson		$4,000,000	125%
P. L. Elders		$1,000,000	79%
G. L. Carlson		$416,720	114%
L. K. Hinrichs		$931,767	105%
J. T. McCormack(3) EVP, COO SVP, Operations	$ $	1,125,000 465,000	81% 100%

(1)	No long-term incentive award was granted to Mr. Nesser in 2011 in light of his anticipated retirement by year-end 2011.

(2)	Market = Median target long-term incentives based on the benchmark applicable to the executive. 100% represents median compensation.

(3)	The target LTI value shown in connection with Mr. McCormack’s promotion to EVP, COO reflects his March 2011 LTI award in addition to a supplemental award in the amount of $660,000 in connection with his promotion. Percent of market reflected for Mr. McCormack’s current position is the percent of market based upon a combination of Mr. McCormack’s target LTI award values from his former and current positions.

When considering the target values of long-term incentive to be provided to the Continuing Named Executives, the Compensation Committee sought to set target values within the market range. Accordingly, each Continuing Named Executive’s target long-term incentive value was within market range, with the exception of Messrs. Johnson and Elders and Mr. McCormack’s target long-term incentive value associated with his promotion to EVP, COO in June 2011. When granted, the value of Mr. Johnson’s long-term incentive compensation was above market range in order to further compensate Mr. Johnson for his performance following the Spin-off, while continuing to incentivize him based on the long-term performance of McDermott. The value of Mr. Elders’ long-term incentive compensation was below market range; however, combined with the other components of compensation for 2011, his target total direct compensation was within market range. The value of Mr. McCormack’s long-term incentive compensation following his promotion to EVP, COO was also set below market range in light of the Compensation Committee’s view that a newly promoted Chief Operating Officer should receive competitive compensation, although not necessarily equal to the compensation of a more experienced officer in a similar position.

As of December 31, 2011, (1) the estimated payout as a percent of target for the performance shares granted in 2011 was 0%, and (2) the share price of our common stock had not exceeded the strike price of the stock options granted in 2011. However, the amount of performance shares granted in 2011 that ultimately vest, if any, will be determined by reference to our total shareholder return over three-, four- and five-year periods. The vesting of these performance shares would impact the future realizable value of these performance shares. In addition, an increase in our stock price compared to our stock price at December 31, 2011 may impact the future realizable value of the stock options granted in 2011.

Sizing Long-Term Incentive Compensation.    The Compensation Committee generally determines the size of equity-based grants as a dollar value, rather than granting a targeted number of shares. The number of restricted stock units, performance shares and stock options granted can be expressed through the following formula:

target value of target long-term incentive($)/FMV($).

The fair market value of one restricted stock unit was computed based on the full fair market value of McDermott’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. The fair market value of one performance share was determined by Pay Governance using a Monte Carlo valuation model and the fair market value of an option to acquire one share of our common stock was determined by Pay Governance using a Black-Scholes model. Both of these valuation models consider the full fair market value of our common stock on the date of grant in conjunction with other valuation inputs. Full fair market value may differ from grant date fair value dependent on the analysis performed under Accounting Standards Codification Topic 718.

For example, for the long-term incentive compensation granted to the Continuing Named Executives in March 2011, the fair market value of our common stock as of the date the grants were determined (based on the closing price of our common stock on the New York Stock Exchange) was $25.64, compared to the value of $35.38 for each performance share and the value of $10.19 for an option to acquire one share of our common stock. Because the long-term incentive compensation grants vest over three years, the number of shares calculated was rounded to the nearest multiple of three.

Timing of Equity Grants.    To avoid timing equity grants ahead of the release of material non-public information, the Compensation Committee generally grants stock option and other equity awards effective as of the first day of the next open trading window following the meeting at which the grants are approved, which is generally the third NYSE trading day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the SEC. This practice was followed for all long-term incentive compensation grants to Continuing Named Executives in 2011.

Perquisites

We provide a limited number of perquisites and other personal benefits to our Named Executives. In 2011 our Compensation Committee adopted a perquisite allowance for certain officers, including our Named Executives, in the amount of $20,000. The perquisite allowance was provided in order to cover company-required physicals, financial planning and non-company-required spousal travel.

Additionally, and consistent with our past practice, we may reimburse Named Executives for the travel expenses of a guest accompanying a Named Executive, including the provision of a gross-up for any imputed income, but only when the presence of that guest is related to the underlying business purpose of the trip. We also provide our Named Executives with a tax gross-up on any relocation-related expense reimbursements that may be subject to tax.

Retirement Plans

Thrift Plan.    We provide retirement benefits for most of our U.S. employees, including our Named Executives, through sponsorship of the McDermott Thrift Plan, a qualified defined contribution 401(k) plan, which we refer to as our “Thrift Plan.”

Retirement and Excess Plans.    Some of our longer-term U.S. employees, including Mr. Nesser and Ms. Hinrichs, are entitled to retirement benefits under the McDermott (U.S.) Retirement Plan, the qualified defined benefit pension plan we sponsor, which we refer to as our “Retirement Plan.” The Retirement Plan has been closed to new participants since 2006, and benefit accruals under the Retirement Plan were frozen altogether in 2010.

We also sponsor an unfunded, nonqualified excess retirement plan, which we refer to as our “Excess Plan.” The Excess Plan covers a small group of highly compensated employees, including Mr. Nesser and Ms. Hinrichs, whose ultimate benefits under the Retirement Plan are reduced by Internal Revenue Code limits on the amount of benefits which may be provided under qualified plans and the amount of compensation which may be taken into account in computing benefits under qualified plans. Benefits under the Excess Plan are paid from our general assets. As is the case with the Retirement Plan, benefits under the Excess Plan have been frozen since 2010, and no further benefits are accruing to Ms. Hinrichs or Mr. Nesser under the Excess Plan.

Messrs. Johnson, Elders, and Carlson do not participate in the Retirement Plan or the Excess Plan because their employment with McDermott commenced after new participation in the Retirement Plan was closed. Mr. McCormack does not participate in the Retirement Plan or the Excess Plan because he had not met the applicable eligibility requirements at the time the Retirement Plan was closed to new participants.

See the “Pension Benefits” table under “Compensation of Executive Officers” below for more information regarding the Retirement Plan and the Excess Plan.

Deferred Compensation Plan.    The Deferred Compensation Plan is a defined contribution supplemental executive retirement plan established by our Board and the Compensation Committee to help maintain the competitiveness of our post-employment compensation as compared to our market. The Deferred Compensation Plan is an unfunded, nonqualified plan that provides participants with benefits based on the participant’s notional account balance at the time of retirement or termination. Under the Deferred Compensation Plan, on an annual basis the Compensation Committee has the discretion to credit a specified participant’s notional account with an amount equal to a percentage of the participant’s prior-year base salary and annual bonus paid in the prior year. We refer to such credit as a “Company Contribution.” In 2011, Messrs. Johnson, McCormack and Nesser and Ms. Hinrichs each were participants in the Deferred Compensation Plan and received a Company Contribution in an amount equal to 5% of their respective prior-year base salaries and annual bonuses paid in the prior year. Messrs. Elders and Carlson were also participants and received (1) a Company Contribution in an amount equal to 5% of their respective prior-year base salary paid, and (2) a discretionary contribution equal in value to 5% of their respective target bonuses for 2010 and the value of their respective prior-year target base salaries they would have earned for the period January 1, 2010 through their respective hire dates.

The Compensation Committee has designated deemed mutual fund investments to serve as indices for the purpose of determining notional investment gains and losses to each participant’s account for any Company Contribution or participant elected deferrals. Each participant allocates any Company Contributions and deferrals among the various deemed investments. Deferred Compensation Plan benefits are based on the participant’s vested notional account balance at the time of retirement or termination. Please see the “Nonqualified Deferred Compensation” table and accompanying narrative below for more information about the Deferred Compensation Plan and Company Contributions to our Named Executives’ Deferred Compensation Plan accounts.

Employment and Severance Arrangements

Employment and Separation Agreements.    Except for change-in-control agreements described below, we do not currently have any employment or severance agreements with any of our Continuing Named Executives.

In connection with Mr. Nesser’s retirement, a subsidiary of McDermott entered into a Separation Agreement with Mr. Nesser. Under the terms of the Separation Agreement, Mr. Nesser was entitled to receive various payments and benefits under a Restructuring Transaction Retention Agreement entered into between Mr. Nesser and a subsidiary of McDermott in connection with the Spin-off. These payments and benefits included: (1) a cash payment of two times the sum of Mr. Nesser’s annual base salary and target EICP award; (2) a prorated target EICP award; (3) a cash payment equal to two years of medical benefits; (4) earned but unused vacation; and (5) full vesting of Mr. Nesser’s outstanding equity awards granted in 2008 and 2009. In addition to those benefits, under the Separation Agreement, Mr. Nesser is treated as if he had continued to be an employee of McDermott for purposes of the vesting of an award of restricted stock units and stock options, which were granted to Mr. Nesser in 2010 and remained unvested as of the date of his Separation Agreement, in accordance with the vesting schedule of those awards.

Additionally, under the Separation Agreement, Mr. Nesser provided general consulting and advisory services to McDermott for a period of six months following his retirement. In consideration of those services, Mr. Nesser received $25,000 per month, as well as reimbursement of reasonable expenses incurred by Mr. Nesser in rendering those services. See “Potential Payments Upon Termination or Change in Control” below for more information on the payments made to and benefits received by Mr. Nesser under his Separation Agreement.

Change-in-Control Agreements.    In our experience, change-in-control agreements for certain executive officers are common within our industry, and our Board and Compensation Committee believe that providing these agreements to our Named Executives protects stockholders’ interests by helping to assure management continuity and focus through and beyond a change in control. Accordingly, the Compensation Committee has offered change-in-control agreements to key senior executives since 2005. Our change-in-control agreements generally provide a cash severance payment of two (2.99 for Mr. Johnson) times the sum of the Named Executive’s annual base salary and target EICP and a pro-rated bonus payment under the EICP. In addition, each such officer would become fully vested in any outstanding and unvested equity-based awards and his or her respective account balance in our Deferred Compensation Plan.

Our change-in-control agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control. In addition, the change-in-control agreements: (1) do not provide for excise tax gross-ups; (2) require the applicable officer’s execution of a release prior to payment of certain benefits; and (3) provide for the potential reduction in payments to an applicable officer in order to avoid excise taxes.

Because he is no longer employed by McDermott, Mr. Nesser no longer has a change-in-control agreement with McDermott. See the “Potential Payments Upon Termination or Change in Control” table under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the change-in-control agreements with our Continuing Named Executives, as well as other plans and arrangements that have different trigger mechanisms that relate to a change in control.

Other Compensation Policies

Stock Ownership Guidelines.    To assist with the alignment of the interests of directors, executive officers and stockholders, we believe our directors and officers should have a significant financial stake in McDermott. To further that goal, we have adopted stock ownership guidelines in 2005, as amended effective August 9, 2010 and November 9, 2011, requiring generally that our nonemployee directors and our officers at the level of vice president or above maintain a minimum ownership interest in McDermott. The stock ownership requirements are as follows:

•	Chief Executive Officer — five times annual base salary;

•	Executive Officers directly reporting to the Chief Executive Officer — three times annual base salary;

•	Other Elected Vice Presidents — two times annual base salary; and

•	Nonemployee Directors — five times annual Board member retainer.

Directors and officers have five years from the effective date of the amended stock ownership guidelines, their initial election as a director/officer, or a change in position which increases the expected ownership level, whichever is later, to comply with the guidelines. The Governance Committee reviews each director’s and officer’s progress towards the requirements of the stock ownership guidelines annually, and may waive or modify the stock ownership guidelines for directors and officers in the Governance Committee’s sole discretion.

Derivatives Trading and Hedging.    McDermott’s Insider Trading Policy prohibits all directors, officers and employees, including our Continuing Named Executives, from engaging in “short sales” or trading in puts, calls or other options on McDermott’s common stock. Additionally, directors, officers and employees are prohibited from engaging in hedging transactions, and from holding McDermott shares in a margin account or pledging McDermott shares as collateral for a loan.

Clawback Policy.    Our Compensation Committee has adopted a clawback policy under which McDermott would seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

Additionally, consistent with our recent practice, our grant agreements for awards made in 2011 contain a forfeiture provision. In 2011, this provision provided that in the event that, while the grantee is employed by McDermott or performing services on behalf of McDermott under any consulting agreement, the grantee is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or the grantee engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of the Company, then all rights and benefits awarded under the respective agreements are immediately forfeited, terminated and withdrawn.

2011 PEER GROUPS

Proxy Peer Group:

Baker Hughes Incorporated	FMC Technologies, Inc.	National Oilwell Varco, Inc.
Cal Dive International, Inc.	Global Industries Ltd. 1	Noble Corporation
Cameron International Corporation	Halliburton Company	Oceaneering International, Inc.
Chicago Bridge & Iron Company	Helix Energy Solutions Group, Inc.	Oil States International, Inc.
Dresser-Rand Group, Inc.	Jacobs Engineering Group, Inc.	Shaw Group, Inc.
Foster Wheeler AG	KBR, Inc.	Tidewater Inc.

Survey Peer Group:
Ameron International Corporation	Fluor Corporation	Owens Corning
Anadarko Petroleum Corporation	The Goodyear Tire & Rubber Company	Owens-Illinois, Inc.
A.O. Smith Corporation	Graco Inc.	Parker Hannifin Corporation
Ball Corporation	Greif, Inc.	Parsons Corporation
Barnes Group, Inc.	HD Supply, Inc.	Pittsburgh Corning Corporation
Beam, Inc.	Herman Miller, Inc.	Polymer Group, Inc.
Bemis Company, Inc.	Hess Corporation	PolyOne Corporation
BG US Services	HNTB Corporation	PulteGroup, Inc.
Bovis Lend Lease International Ltd.	Holcim Ltd.	Saudi Arabian Oil Co.
BP p.l.c.	Hunt Consolidated, Inc.	SCA Americas, Inc.
Brady Corporation	Husky Injection Molding Systems Ltd.	Schlumberger Limited
Building Materials Corporation of America	Illinois Tool Works Inc.	Sealed Air Corp.
Calgon Carbon Corporation	Ingersoll Rand plc	Shell Oil Company
Cameron International Corporation	ION Geophysical Corporation	Simpson Manufacturing Company, Inc.
Caterpillar Inc.	Irving Oil Commercial G.P.	Sonoco Products Co.
Cemex Internacional S.A de C.V.	ITT Corporation	Spectra Energy Corp
Chevron Corporation	Jacobs Engineering Group, Inc.	SPX Corporation
CH2M Hill Companies, Ltd.	KBR, Inc.	Stantec Inc.
Cimarex Energy Co.	Key Energy Services, Inc.	Sunoco, Inc.
Connell Limited Partnership	Koch Industries, Inc.	Swagelok Company
ConocoPhillips	Lafarge North America Inc.	Terex Corporation
Cooper Industries plc	L.B. Foster Company	Tesoro Corporation
Corning Incorporated	Magellan Midstream Partners, L.P.	Textron Inc.
DCP Midstream LLC	MAG Industrial Automation Systems LLC	Thermadyne Industries, Inc.
Deere & Company	The Manitowoc Company, Inc.	Thomas & Betts Corporation
Devon Energy Corporation	Marathon Oil Corporation	3M Company
Donaldson Company, Inc.	Matthews International Corporation	The Timken Company
Eaton Corporation	MeadWestvaco Corporation	The Toro Company
EMCOR Group, Inc.	Milacron LLC	Trinity Industries, Inc.
Exterran Holdings, Inc.	Mine Safety Appliances Company	Unifi, Inc.
Exxon Mobil Corporation	Murphy Oil Corporation	USG Corporation
Ferrovial, S.A.	MWH Global, Inc.	Valero Energy Corporation
Flowserve Corporation	Occidental Petroleum Corporation	Watts Water Technologies, Inc.

1 Global Industries Ltd. was acquired by Technip S.A. in December 2011.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with McDermott’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Thomas C. Schievelbein, Chairman

Roger A. Brown

Mary L. Shafer-Malicki

David A. Trice

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes the prior three years’ compensation of our Chief Executive Officer, our Chief Financial Officer, our three highest paid executive officers who did not serve as our CEO and CFO during 2011 and were employed by McDermott as of December 31, 2011, and Mr. Nesser, who would have been one of our three highest paid executive officers but for the fact that he was not employed by McDermott as of December 31, 2011. We refer to these persons as our Named Executives. No compensation information is provided for Mr. Elders for 2009 because he joined our company in 2010, and no information is provided for Mr. Carlson or Ms. Hinrichs for 2009 because they did not become Named Executives until 2010 or for Mr. McCormack for 2009 or 2010 because he did not become a Named Executive until 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

S.M. Johnson President and Chief Executive Officer	2011	$942,500	$0	$3,382,092	$944,089	$0	N/A	$132,099	$5,400,780
	2010	$827,083	$0	$2,672,142	$865,313	$1,218,863	N/A	$163,683	$5,747,084
	2009	$562,500	$0	$2,664,402	$1,435,394	$1,131,563	N/A	$83,929	$5,877,788

P.L. Elders	2011	$481,250	$0	$845,428	$236,000	$0	N/A	$76,763	$1,639,441
Senior Vice President and Chief Financial Officer	2010	$315,114	$0	$517,021	$396,788	$398,146	N/A	$14,059	$1,641,128
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

G.L. Carlson Senior Vice President and Chief Administration Officer	2011	$332,000	$0	$354,863	$94,406	$0	N/A	$120,619	$901,888
	2010	$243,333	$0	$527,051	$165,771	$334,400	N/A	$106,850	$1,377,405
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

L.K. Hinrichs Senior Vice President, General Counsel and Corporate Secretary	2011	$435,575	$0	$792,653	$212,421	$0	$76,760	$77,550	$1,594,959
	2010	$419,225	$0	$1,054,526	$276,912	$317,673	$121,620	$37,286	$2,227,242
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

J.T. McCormack Executive Vice President, Chief Operating Officer	2011	$447,381	$0	$915,194	$253,847	$0	N/A	$70,870	$1,687,292
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

J.T. Nesser Former Executive Vice President, Chief Operating Officer	2011	$296,828	$0	$0	$0	$206,408	$163,357	$2,034,893	$2,701,486
	2010	$509,381	$0	$1,196,240	$224,998	$609,729	$160,951	$43,383	$2,744,682
	2009	$500,000	$0	$418,899	$235,945	$595,000	$155,330	$93,156	$1,998,330

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock awards or option awards, as applicable, granted to each Named Executive and computed in accordance with FASB ASC Topic 718. See the “Grants of Plan-Based Awards” table for more information regarding the stock awards and option awards we granted in 2011.
(2)	The amounts reported in this column are attributable to the annual incentive awards earned in fiscal years 2009, 2010 and 2011, but paid in 2010, 2011 and 2012, respectively. The amount reported for Mr. Nesser is his 2011 target EICP award, prorated to take into account his length of service in 2011. See the “Grants of Plan-Based Awards” table for more information regarding the annual incentive awards earned in 2011.
(3)	The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount.

(4)	The amounts reported in this column for 2011 are attributable to the following:

All Other Compensation

	Deferred Compensation Plan Contribution(A)	Thrift Match(B)	Service-Based Thrift Contribution(B)	Perquisites(C)	Tax Gross-Ups(D)	Other(E)
S. M. Johnson	$97,932	$6,817	$7,350	$20,000	—	—
P. L. Elders	$39,950	$7,350	$7,350	$20,000	—	$2,113
G. L. Carlson	$24,800	$6,030	$7,350	$68,606	$11,720	$2,113
L. K. Hinrichs	$43,511	$6,689	$7,350	$20,000	—	—
J. T. McCormack	$36,170	$7,350	$7,350	$20,000	—	—
J. T. Nesser	$55,219	$6,608	$7,350	$21,525	—	$1,944,191

(A)	The amounts reported in this column are attributable to contributions made by McDermott under the Deferred Compensation Plan.
(B)	The amounts reported in these columns are attributable to contributions made under our defined contribution plan, which we refer to as our Thrift Plan.
(C)	The amounts reported in this column are attributable to a lump-sum perquisite allowance in the amount of $20,000 received by certain officers of McDermott in 2011, including each of the Named Executives. With the exception of an executive physical required by McDermott, the perquisite allowance was permitted to be used for any purpose determined by the recipient. Additionally, the amount reported for Mr. Carlson includes $48,606 attributable to the costs of providing him relocation assistance in connection with his move from Colorado to Texas. The amount reported for Mr. Nesser includes a gift in connection with his retirement from McDermott.
(D)	The amount reported in this column for Mr. Carlson is attributable to tax gross-ups associated with income imputed to him as a result of amounts we paid to Mr. Carlson by reason of expenses he incurred in connection with his relocation.
(E)	The amounts reported in this column for Messrs. Elders and Carlson are attributable to the cost to McDermott for the Named Executive’s spouse to accompany the Named Executive, at McDermott’s request, to attend the 2011 Annual Meeting of Stockholders in Panama City, Panama. The amount reported in this column for Mr. Nesser is attributable to: (1) payments made pursuant to Mr. Nesser’s Separation Agreement consisting of (a) a cash severance payment in the amount of $1,742,527, (b) two times the full annual cost of coverage for medical, dental and vision benefits in the amount of $35,127, (c) unused vacation for 2011 in the amount of $39,424 and (d) consulting fees in the amount of $125,000; and (2) the cost to McDermott for Mr. Nesser’s spouse to accompany him, at McDermott’s request, to attend the 2011 Annual Meeting of Stockholders in Panama City, Panama in the amount of $2,113. For more information regarding Mr. Nesser’s Separation Agreement, see “Compensation Discussion and Analysis — Employment and Severance Arrangements — Employment and Separation Agreements” above.

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table provides additional information about stock awards and equity and non-equity incentive plan awards we granted to our Named Executives during the year ended December 31, 2011.

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
S.M. Johnson
EICP	02/28/11	02/28/11	$115,469	$942,603	$1,885,205	—	—	—	—	—	—	—
PShares	03/04/11	02/28/11	—	—	—	28,265	56,529	113,058	—	—	—	$2,382,132
RSUs	03/04/11	02/28/11	—	—	—	—	—	—	39,000	—	—	$999,960
Stock Options	03/04/11	02/28/11	—	—	—	—	—	—	—	98,133	$25.64	$944,089

P.L. Elders
EICP	02/28/11	02/28/11	$41,272	$336,911	$673,822	—	—	—	—	—	—	—
PShares	03/04/11	02/28/11	—	—	—	7,065	14,130	28,260	—	—	—	$595,438
RSUs	03/04/11	02/28/11	—	—	—	—	—	—	9,750	—	—	$249,990
Stock Options	03/04/11	02/28/11	—	—	—	—	—	—	—	24,531	$25.64	$236,000

G.L. Carlson
EICP	02/28/11	02/28/11	$24,406	$199,233	$398,466	—	—	—	—	—	—	—
PShares	03/04/11	02/28/11	—	—	—	2,826	5,652	11,304	—	—	—	$238,175
RSUs	03/04/11	02/28/11	—	—	—	—	—	—	4,551	—	—	$116,688
Stock Options	03/04/11	02/28/11	—	—	—	—	—	—	—	9,813	$25.64	$94,406

L.K. Hinrichs
EICP	02/28/11	02/28/11	$32,019	$261,381	$522,763	—	—	—	—	—	—	—
PShares	03/04/11	02/28/11	—	—	—	6,359	12,717	25,434	—	—	—	$535,894
RSUs	03/04/11	02/28/11	—	—	—	—	—	—	10,014	—	—	$256,759
Stock Options	03/04/11	02/28/11	—	—	—	—	—	—	—	22,080	$25.64	$212,421

J.T. McCormack
EICP	02/28/11	02/28/11	$33,632	$274,549	$549,098	—	—	—	—	—	—	—
PShares	03/04/11	02/28/11	—	—	—	3,285	6,570	13,140	—	—	—	$276,860
RSUs	03/04/11	02/28/11	—	—	—	—	—	—	4,533	—	—	$116,226
Stock Options	03/04/11	02/28/11	—	—	—	—	—	—	—	11,406	$25.64	$109,731
PShares	05/13/11	05/06/11	—	—	—	5,637	11,274	22,548	—	—	—	$357,160
RSUs	05/13/11	05/06/11	—	—	—	—	—	—	8,058	—	—	$164,947
Stock Options	05/13/11	05/06/11	—	—	—	—	—	—	—	18,312	$20.47	$144,115

J.T. Nesser
EICP	02/28/11	02/28/11	$43,948	$358,756	$717,511	—	—	—	—	—	—	—

(1)	This column reflects the threshold, target and maximum payout opportunities under the Executive Incentive Compensation Plan, or EICP. For 2011, the EICP awards were based 70% on the attainment of financial goals and 30% on the attainment of individual goals. The 70% financial component was based 70% on consolidated operating income and 30% on consolidated return on invested capital. The financial goals contain threshold, target and maximum performance levels which, if achieved, result in payments of 25%, 100% and 200% of the financial component, respectively. The threshold payout amount provided was determined based on achieving the consolidated operating income threshold (or 12.25% of the target amounts shown), which, if not achieved, would result in no amounts being paid on an EICP award.

On February 28, 2011, our Compensation Committee established target EICP awards expressed as a percentage of the Named Executive’s 2011 annual base salary earned, as follows: Mr. Johnson — 100%, Mr. Elders — 70%, Mr. Carlson — 60%, Ms. Hinrichs — 60%, Mr. McCormack — 50% and Mr. Nesser — 70%. With the exception of Mr. McCormack, the target amounts shown were computed according to the following formula: Target % * [(2010 base salary * 90/365) + (2011 base salary * 275/365)]. In connection with Mr. McCormack’s June 30, 2011 promotion to EVP, COO, on May 6, 2011 our Compensation Committee approved an increase in target EICP award for Mr. McCormack from 50% to 70% effective and for the period beginning June 30, 2011. Accordingly, the amount shown in Mr. McCormack’s target column reflects his target EICP award under his former and current positions, prorated based on the length of service in each position. The target amount shown for Mr. McCormack was computed according to the following formula: SVP Target % * [(2010 base salary * 90/365) + (2011 SVP base salary * 90/365)] + EVP, COO Target % * (2011 EVP, COO base salary * 185/365). The actual EICP payouts for the Named Executives for 2011 are provided in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

This column reflects the target, threshold and maximum payout opportunities of grants of performance shares under the 2009 LTIP. Each grant represents the right to receive one share of McDermott common stock for each vested performance share. The amount of performance shares that vest, if any, is scheduled to initially be determined on December 31, 2013 based on our total shareholder return relative to the Proxy Peer Group during the same period, with subsequent measurements of total shareholder return relative to the Proxy Peer Group on December 31, 2014 and December 31, 2015. The amounts shown in the “threshold” column represent the number of performance shares that will vest, which is 50% of the amount granted, and the amounts shown in the “maximum” column represent the number of performance shares that will vest, which is 200% of the amount granted, based on our total shareholder return relative to the Proxy Peer Group. The maximum number of performance shares which will vest based on performance through December 31, 2013 is 150% of the amount granted if our total shareholder return ranks in the 75th percentile or higher relative to the Proxy Peer Group. A maximum of 200% of the amount of performance shares granted may vest based on performance through December 31, 2014 and 2015, less any amount previously vested. The following table provides the measurement periods, total shareholder return percentile rank and corresponding vesting percentage of the amount of performance shares granted:

Measurement Period	Total Shareholder Return Percentile Rank	Vesting Percentage of Performance Shares Granted
36 Months Ending December 31, 2013	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	150% 150% 100% 50% 0%
48 Months Ending December 31, 2014	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	200%* 150%* 100%* 50%* 0%*
60 Months Ending December 31, 2015	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	200%* 150%* 100%* 50%* 0%*

*Less	any amounts vested through prior measurement periods.

(3)	This column reflects grants of restricted stock units under the 2009 LTIP. Each restricted stock unit represents the right to receive one share of McDermott common stock and is generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant. Upon vesting, the restricted stock units are converted into shares of McDermott common stock.

(4)	This column reflects grants of stock options under the 2009 LTIP. Each grant represents the right to purchase at the exercise price shares of McDermott common stock over a period of seven years. The stock options are generally scheduled to vest and become exercisable in one-third increments on the first, second and third anniversaries of the date of grant.

(5)	This column reflects the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Grant date fair values are determined using the closing price of our common stock on the date of grant for restricted stock units, a Monte Carlo simulation model for performance shares, and the Black-Scholes option pricing model for stock options. The Monte Carlo simulation model for performance shares and the Black-Scholes option pricing model for stock options each requires various assumptions, including but not limited to the expected life of the award and stock return and stock price volatility. For more information regarding the compensation expense related to 2011 awards, and a discussion of valuation assumptions utilized in performance share and option pricing, see Note 8 to our consolidated financial statements included in our annual report on form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End table summarizes the equity awards we have made to our Named Executives which were outstanding as of December 31, 2011.

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
S.M. Johnson
Stock Options	05/14/09	170,496	85,248	—	$9.36	05/14/16
Stock Options	03/04/10	47,199	94,398	—	$13.09	03/04/17
Stock Options	03/04/11	—	98,133	—	$25.64	03/04/18
RSU	05/14/09						60,075	$691,463	—	—
RSU(3)	05/14/09						104,302	$1,200,516	—	—
RSU	03/04/10						63,663	$732,761	—	—
RSU	03/04/11						39,000	$448,890	—	—
Performance Shares	03/04/11						—	—	28,265	$325,330
P.L. Elders
Stock Options	05/13/10	20,097	40,195	—	$13.37	05/13/17
Stock Options	03/04/11	—	24,531	—	$25.64	03/04/18
RSU	05/13/10						25,774	$296,659	—	—
RSU	03/04/11						9,750	$112,223	—	—
Performance Shares	03/04/11						—	—	7,065	$81,318
G.L. Carlson
Stock Options	05/13/10	8,396	16,793	—	$13.37	03/29/17
Stock Options	03/04/11	—	9,813	—	$25.64	03/04/18
RSU	05/13/10						26,274	$302,414	—	—
RSU	03/04/11						4,551	$52,382	—	—
Performance Shares							—	—	2,826	$32,527
L.K. Hinrichs
Stock Options	03/05/09	—	27,203	—	$5.64	03/05/16
Stock Options	03/04/10	15,104	30,209	—	$13.09	03/04/17
Stock Options	03/04/11	—	22,080	—	$25.64	03/04/18
RSU	03/05/09						19,169	$220,635	—	—
RSU(3)	03/05/09						33,283	$383,087	—	—
RSU	03/04/10						20,371	$234,470	—	—
RSU	03/04/11						10,014	$115,261	—	—
Performance Shares	03/04/11						—	—	6,359	$73,192
J.T. McCormack
Stock Options	03/05/09	—	14,155	—	$5.64	03/05/16
Stock Options	03/04/10	8,518	17,037	—	$13.09	03/04/17
Stock Options	03/04/11	—	11,406	—	$25.64	03/04/18
Stock Options	05/13/11	—	18,312	—	$20.47	05/13/18
RSU	03/05/09						9,974	$114,800	—	—
RSU(3)	03/05/09						17,316	$199,307	—	—
RSU	03/04/10						11,490	$132,250	—	—
RSU	03/04/11						4,533	$52,175	—	—
Performance Shares	03/04/11						—	—	3,285	$37,810
RSU	05/13/11						8,058	$92,748	—	—
Performance Shares	05/13/11						—	—	5,637	$64,882
J.T. Nesser
Stock Options	03/05/09	45,172	—	—	$5.64	03/05/16
Stock Options	03/04/10	12,273	24,545	—	$13.09	03/04/17
RSU	03/04/10						16,184	$186,278	—	—

(1)	The awards in this column represent grants of stock options, which generally become exercisable in accordance with the following vesting schedule:

Grant Date	Vesting Schedule:
03/05/09	1/3 per year on first, second and third anniversaries of grant date
05/14/09	1/3 per year on first, second and third anniversaries of grant date
03/04/10	1/3 per year on first, second and third anniversaries of grant date
05/13/10	Mr. Elders: 1/3 per year on first, second and third anniversaries of grant date
05/13/10	Mr. Carlson: 1/3 per year on March 29, 2011, 2012 and 2013 (the first, second and third anniversaries of Mr. Carlson’s hire date)
03/04/11	1/3 per year on first, second and third anniversaries of grant date
05/13/11	1/3 per year on first, second and third anniversaries of grant date

(2)	The awards in this column represent grants of restricted stock units, which, with the exception of those grants of restricted stock units discussed in Note (3) below, generally vest in accordance with the following vesting schedule:

Grant Date	Vesting Schedule:
03/05/09	1/3 per year on first, second and third anniversaries of grant date
05/14/09	1/3 per year on first, second and third anniversaries of grant date
03/04/10	1/3 per year on first, second and third anniversaries of grant date
05/13/10	Mr. Elders: 1/3 per year on first, second and third anniversaries of grant date
05/13/10	Mr. Carlson: 1/3 per year on March 29, 2011, 2012 and 2013 (the first, second and third anniversaries of Mr. Carlson’s hire date)
03/04/11	1/3 per year on first, second and third anniversaries of grant date
05/13/11	1/3 per year on first, second and third anniversaries of grant date

(3)	The grant of restricted stock units was converted from an original grant of performance shares in connection with the Spin-off and generally vests 100% on the third anniversary of the grant date.

(4)	Market values in these columns are based on the closing price of our common stock as reported on the New York Stock Exchange as of December 30, 2011 ($11.51).

(5)	The awards in this column represent grants of performance shares, which generally may vest on the third, fourth and/or fifth anniversaries of the grant date based on the attainment of performance levels as of December 31, 2013, 2014 and 2015. The number and value of performance shares reported is based on achieving threshold performance as of the December 31, 2013 measurement date.

OPTION EXERCISES AND STOCK VESTED

The following Option Exercises and Stock Vested table provides information about the value realized by our Named Executives on exercises of option awards and vesting of stock awards during the year ended December 31, 2011.

	Option Awards(1)		Stock Awards(2)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise	Shares Acquired on Vesting (#)	Value Realized on Vesting
S. M. Johnson	0	N/A	205,316	$4,333,356
P. L. Elders	0	N/A	12,887	$263,797
G. L. Carlson	0	N/A	13,137	$327,374
L. K. Hinrichs	27,202	$526,200	119,901	$2,679,780
J. T. McCormack	14,154	$273,959	29,822	$762,999
J. T. Nesser	0	N/A	85,423	$2,036,053

(1)	Each stock option exercise reported was effected as a simultaneous exercise and sale. The value realized on exercise was calculated based on the difference between the exercise prices of the stock options and the prices at which the shares were sold.

(2)	The number of shares acquired on vesting reported represents the aggregate number of shares that vested during 2011 in connection with awards of restricted stock and restricted stock units. The value realized on vesting was calculated based on the fair market value of the underlying shares on the vesting date. The following table sets forth the amounts of shares attributable to restricted stock and restricted stock units for each Named Executive and the value realized on vesting of each respective type of award, as well as the number of shares withheld by McDermott to satisfy the minimum statutory withholding tax due upon vesting:

	Restricted Stock		Restricted Stock Units
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting	Shares Acquired on Vesting (#)	Value Realized on Vesting	Shares Acquired by McDermott on Vesting of Stock Awards (#)
S. M. Johnson	113,412	$2,287,520	91,904	$2,045,836	71,653
P. L. Elders	0	N/A	12,887	$263,797	3,408
G. L. Carlson	0	N/A	13,137	$327,374	3,474
L. K. Hinrichs	62,231	$1,204,301	57,670	$1,475,479	39,842
J. T. McCormack	1,196	$30,354	28,626	$732,645	7,957
J. T. Nesser	8,405	$192,972	77,018	$1,843,081	27,253

PENSION BENEFITS

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executives under the qualified defined benefit pension plan (referred to as the Retirement Plan) and nonqualified pension plan (referred to as the Excess Plan) that we sponsor.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During 2011
S. M. Johnson	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
P. L. Elders	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
G. L. Carlson	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
L. K. Hinrichs	McDermott Retirement Plan	11.167	$369,359	$0
	McDermott Excess Plan	11.167	$154,621	$0
J. T. McCormack	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
J. T. Nesser	McDermott Retirement Plan	11.75	$468,199	$0
	McDermott Excess Plan	11.75	$527,248	$0

(1)	The present value of accumulated benefits reflected above is based on a 4.8% discount rate and the IRS static table for valuation years beginning in 2012.

Overview of Qualified Plan.    The Retirement Plan is funded by a trust and covers eligible employees of McDermott and its subsidiaries, as described below in the section entitled “Participation and Eligibility.” Nonresident alien employees who do not earn income in the United States and temporary resident alien employees are not eligible to participate in the Retirement Plan. In reviewing pension benefits payable to our Named Executives, it is important to note:

•	Of the Named Executives, only Ms. Hinrichs and Mr. Nesser participate in the Retirement Plan; and

•

As of 2006, all new participation in the Retirement Plan was closed, and benefit accruals under the Retirement Plan were frozen for all participants, including Ms. Hinrichs and Mr. Nesser, as of June 30, 2010.

For more information on our retirement plans, see “Compensation Discussion and Analysis — Retirement Plans.”

Participation and Eligibility.    The Retirement Plan includes provisions related to eligibility, participation and benefit formulas for employees who were employed by McDermott’s subsidiary J. Ray

McDermott Holdings, LLC and other designated affiliates thereof (collectively, the “JRM Coverage Group”), as well as for employees who were employed by McDermott Incorporated (now known as McDermott Investments, LLC) (collectively, the “MI Coverage Group”) and certain former salaried employees of a subsidiary of The Babcock & Wilcox Company who transferred to employment with McDermott Incorporated (collectively, “Former B&W Coverage Group”).

Generally, employees of participating employers who met a one-year service requirement were eligible to participate in the Retirement Plan, subject to the following:

•	For the MI Coverage Group (which includes Ms. Hinrichs and Mr. Nesser):

•	New participation in the Retirement Plan was closed effective April 1, 2006.

•

For participants with less than five years of service as of March 31, 2006 — Benefit accruals under the Retirement Plan were frozen as of that date, but cost-of-living increases continued to be paid, as discussed further below. Affected employees received service- based employer cash contributions to their Thrift Plan accounts. On June 30,

2010, the provision of the cost-of-living increase under the Retirement Plan was terminated, and, for affected participants, the Thrift Plan service-based contribution was replaced by a cash contribution equal to 3% of base pay, plus overtime pay, expatriate pay and commissions, which we refer to collectively as “thriftable earnings.”

•

For participants with more than five but less than ten years of service as of January 1, 2007 (which includes Mr. Nesser and Ms. Hinrichs) — A one-time irrevocable choice was offered to (1) continue benefit accruals under the Retirement Plan, or (2) freeze benefit accruals as of March 31, 2007, subject to annual cost-of-living increases, and receive instead service-based employer cash contributions to their Thrift Plan accounts. As of June 30, 2010, benefit accruals under the Retirement Plan were frozen altogether, and in lieu of any service-based cash contributions, affected participants now receive a cash contribution to their Thrift Plan accounts equal to 3% of thriftable earnings.

•

With respect to the cost-of-living increase, frozen accrued benefits of affected employees increased annually in line with increases in the Consumer Price Index, up to a maximum of 8% and a minimum of 1%, for each year the employee remained employed. As of June 30, 2010, the provision of the cost-of-living increase under the Retirement Plan was terminated, and the accrued benefits under the Retirement Plan were frozen altogether.

•

For the JRM Coverage Group (which includes Mr. McCormack), new participation was closed and benefit accruals were frozen effective April 1, 2003, with no cost-of-living allowance. Mr. McCormack did not meet the Plan’s one-year service requirement for eligibility to participate in the Retirement Plan prior to the participation closure for the JRM Coverage Group.

No Named Executives are included in the Former B&W Coverage Group.

Benefits.    Mr. Nesser and Ms. Hinrichs are the only Named Executives entitled to benefits under the Retirement Plan. Their benefits are calculated as follows: 1.2% of final average monthly compensation as of June 30, 2010 up to the Social Security limit times credited service up to 35 years, plus 1.65% of final average monthly compensation as of June 30, 2010 in excess of the Social Security limit times credited service up to 35 years. Final average monthly compensation excludes bonuses and commissions.

Retirement and Early Retirement.    Under the Retirement Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under the Retirement Plan depend on the employee’s date of hire and age.

For employees hired on or after April 1, 1998 (including Mr. Nesser and Ms. Hinrichs):

•	an employee is eligible for early retirement after completing at least 15 years of credited service and attaining the age of 55; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is generally reduced 0.4% for each month that benefits commence before age 62.

Ms. Hinrichs has not accrued enough credited service to be eligible for early retirement under the Retirement Plan. At Mr. Nesser’s resignation from employment with McDermott on July 29, 2011, he had not accrued enough credited service to be eligible for early retirement under the Retirement Plan.

Overview of Nonqualified Plan.    To the extent benefits payable under the Retirement Plan are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the applicable subsidiary of McDermott under the terms of the unfunded excess benefit plan maintained by McDermott (referred to as the “Excess Plan”). Effective January 1, 2006, the Excess Plan was amended to limit the annual bonus payments taken into account in calculating the Excess Plan benefits to the lesser of the actual bonus paid or 25% of the prior year’s base salary. Furthermore, because benefits entitlement under the Excess Plan and the Retirement Plan are linked, benefits under the Excess Plan have been frozen since 2006 when benefit accruals under the Retirement Plan were frozen.

Mr. Nesser and Ms. Hinrichs each participate in the Excess Plan. Based on Mr. Nesser’s age and accrued service at his resignation from employment, he will not be entitled to commence benefit payments under the Excess Plan until normal retirement under the Retirement Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following Nonqualified Deferred Compensation table summarizes our Named Executives’ compensation under the McDermott International, Inc. Director and Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The compensation shown in this table is entirely attributable to the Deferred Compensation Plan.

The Deferred Compensation Plan is an unfunded, defined contribution retirement plan for directors and officers of McDermott and its subsidiaries selected to participate by our Compensation Committee. Benefits under the Deferred Compensa-

tion Plan are based on (1) the participant’s deferral account, which is comprised of the notional account balance reflecting any executive contributions of deferred compensation, and (2) the participant’s vested percentage in his or her company account, which is comprised of the notional account balance reflecting any company contributions. A participant is at all times 100% vested in his or her deferral account. A participant generally vests in his or her company account 20% each year, subject to accelerated vesting for death, disability and termination without cause or termination within 24 months following a change in control.

Name	Executive Contributions in 2011(1)	Company Contributions in 2011(2)	Aggregate Earnings in 2011(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11(4)
S. M. Johnson	$0	$97,932	($9,651)	$0	$164,908
P. L. Elders	$0	$39,950	$796	$0	$40,746
G. L. Carlson	$0	$24,800	($286)	$0	$24,514
L. K. Hinrichs	$0	$43,511	$0.00	$0	$134,570
J. T. McCormack	$0	$36,170	$1,383	$0	$37,553
J. T. Nesser	$0	$55,219	($34,873)	$0	$766,375

(1)	In November 2010, our Compensation Committee approved the deferral of eligible executives’ compensation beginning January 1, 2011. Under the terms of our Deferred Compensation Plan, an eligible executive may defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any year.

(2)	We make annual contributions to specified participants’ notional accounts equal to a percentage of the participant’s prior-year compensation. Under the terms of the Deferred Compensation Plan, the contribution percentage does not need to be the same for each participant. Additionally, our Compensation Committee may make a discretionary contribution to a participant’s account at any time. With the exception of Messrs. Elders and Carlson, for 2011, our contributions on behalf of Named Executives who were participants equaled 5% of the respective Named Executives’ base salaries and annual incentive compensation awards paid in 2010. Messrs. Elders and Carlson received a Company Contribution in an amount equal to 5% of their respective prior-year base salary paid. In addition, Messrs. Elders and Carlson received a discretionary contribution equal in value to 5% of their respective target bonus for 2010 and the value of their respective prior-year target base salaries they would have earned for the period January 1, 2010 through their respective hire dates. All of our 2011 contributions are included in the Summary Compensation Table above as “All Other Compensation.”

(3)	The amounts reported in this column represent hypothetical accrued gains or losses during 2011 on each Named Executive’s account. The accounts are “participant-directed,” in that each participant personally directs the investment of contributions made on his or her behalf. As a result, any accrued gains or losses are attributable to the performance of the Named Executive’s notional mutual fund investments. No amount of the earnings shown is reported as compensation in the Summary Compensation Table.

(4)	The amounts reported in this column consist of contributions made by McDermott and hypothetical accrued gains or losses as of December 31, 2011. The balances shown include contributions from previous years which have been reported as compensation to the Named Executives in the Summary Compensation Table for those years — to the extent a Named Executive was included in the Summary Compensation Table during those years. The amounts of such contributions previously included in the Summary Compensation Table and years reported are as follows: Mr. Johnson received a contribution from McDermott of $69,375 in 2010; Ms. Hinrichs received a contribution from McDermott of $29,549 in 2010; and Mr. Nesser received contributions from McDermott of $36,806, $55,104 and $44,926 in 2010, 2009 and 2008, respectively.

As of December 31, 2011, Messrs. Johnson, Elders, Carlson and McCormack are 20% vested in their respective Deferred Compensation Plan balances shown as a result of becoming participants in the Deferred Compensation Plan during 2011. Mr. Nesser is 100% vested in his Deferred Compensation Plan balance shown.

In May 2009, our Compensation Committee amended the Deferred Compensation Plan to vest Deferred Compensation Plan balances that were unvested as of December 31, 2008 (including future gains and losses thereon). Amounts allocated on or after January 1, 2009 vest pursuant to the participant’s vested percentage, based on years of participation. Accordingly, Ms. Hinrichs is 84.38% vested in her Deferred Compensation Plan balance shown.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show potential payments to certain of our Named Executives under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due (assuming each is applicable) involving a change in control or termination of employment of each of our Named Executives, assuming a December 31, 2011 termination date and, where applicable, using the closing price of our common stock of $11.51 (as reported on the New York Stock Exchange) as of December 30, 2011. These tables do not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested.

The amounts reported in the below tables for stock options, restricted stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•

for stock options: multiplying the number of accelerated options by the difference between the exercise price and $11.51 (the closing price of our common stock on December 30, 2011, as reported on the New York Stock Exchange); and

•

for restricted stock units and performance shares: multiplying the number of accelerated shares or units by $11.51 (the closing price of our common stock on December 30, 2011, as reported on the New York Stock Exchange).

Mr. Nesser retired from McDermott on July 29, 2011. In connection with his retirement, a subsidiary of McDermott entered into a Separation Agreement with Mr. Nesser. Under the terms of the Separation Agreement, Mr. Nesser was entitled to receive the payments and benefits detailed in Section 1 of the Restructuring Transaction Retention Agreement entered into between Mr. Nesser and a subsidiary of McDermott in connection with the Spin-off. These payments and benefits included: (1) a cash severance payment in the amount of $1,742,527, (2) payment of his 2011 target EICP award, prorated to take into account his length of service in 2011, in the amount of $206,408, (3) two times the full annual cost of coverage for medical, dental and vision benefits in the amount of $35,127, (4) unused vacation for 2011 in the amount of $39,424, (5) the value of unvested and accelerated stock options in the amount of $328,174, and (6) the value of unvested and accelerated restricted stock and restricted stock units in the amount of $547,034. Pursuant to the terms of his Separation Agreement, Mr. Nesser will also continue to vest in 24,545 stock options and 16,553 restricted stock units as if he had remained employed by McDermott through March 4, 2013. The value of the stock options and restricted stock units, less a number of restricted stock units that were forfeited in connection with the payment of certain taxes, will be determined on March 4, 2012 and March 4, 2013. In addition, Mr. Nesser received $25,000 per month for the performance of consulting services as set forth in his Separation Agreement. As of December 31, 2011, Mr. Nesser had received $125,000 for the provision of these consulting services.

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

The following table shows the value of payments and other benefits due the Continuing Named Executives assuming their death or disability as of December 31, 2011.

	S.M. Johnson	P.L. Elders	G.L. Carlson	L.K. Hinrichs	J.T. McCormack
Severance Payments	—	—	—	—	—
EICP	—	—	—	—	—
Deferred Compensation Plan(1)	$131,926	$32,597	$19,611	$21,020	$30,042
Stock Options(2) (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units(3) (unvested and accelerated)	$3,073,630	$408,881	$354,796	$953,454	$591,280
Performance Shares(4) (unvested)	$650,649	$162,636	$65,055	$146,373	$205,384
Total	$3,856,205	$604,114	$439,462	$1,120,847	$826,706

(1)	The amounts reported represent 80% of Messrs. Johnson’s, Elders’, Carlson’s, and McCormack’s and 15.62% of Ms. Hinrichs’ respective Deferred Compensation Plan balance as of December 31, 2011 that would become vested on death or disability.

(2)	Under the terms of the stock option awards outstanding for each of the Continuing Named Executives as of December 31, 2011, all unvested option awards would become vested and exercisable on death or disability. Due to the exercise price of the stock options outstanding and the closing price of our common stock on December 30, 2011, the aggregate value of stock options that would become vested and exercisable on death or disability for all Continuing Named Executives would be $0.

(3)	Under the terms of the restricted stock unit awards outstanding for each of the Continuing Named Executives as of December 31, 2011, all unvested restricted stock unit awards would become vested and exercisable on death or disability.

(4)	Under the terms of the performance share awards outstanding for each of the Continuing Named Executives as of December 31, 2011, 100% of the initial performance shares granted would vest on the third, fourth and fifth anniversary of the grant date on death or disability. The number of performance shares that would vest is the number of performance shares that would have vested based on actual performance had the Continuing Named Executive remained employed with McDermott until the third, fourth and fifth anniversaries of the grant date. Accordingly, each Continuing Named Executive may vest in a number of performance shares ranging from 0% — 200% of the initial performance shares granted, depending on McDermott’s total shareholder return relative to its peers during the applicable measurement periods. The amounts reported assume a total of 100% of the initial performance shares granted will vest during the applicable measurement periods, valued at the closing price of McDermott stock as reported on the NYSE on December 30, 2011, although the actual value of such performance shares that may vest on the third, fourth and fifth anniversary of the date of grant could be $0 for each Continuing Named Executive and up to $1,301,298 for Mr. Johnson, $325,273 for Mr. Elders, $130,109 for Mr. Carlson, $292,745 for Ms. Hinrichs, and $410,769 for Mr. McCormack, in each case representing a total of 200% of the initial performance shares granted. Additionally, the value of McDermott stock could be greater or less than the amount used to value the performance shares for this table.

Estimated Value of Benefits to Be Received Upon Change in Control

We have change-in-control agreements with various officers, including each of our Continuing Named Executives. Generally, under these agreements, if a Continuing Named Executive is terminated within one year following a change in control either (1) by the company for any reason other than cause or death or disability, or (2) by the Continuing Named Executive for good reason, McDermott is required to pay the Continuing Named Executive a severance payment based on the Continuing Named Executives’ salary and a severance payment based on the Continuing Named Executives’ target EICP percentage. In addition to these payments, the Continuing Named Executive would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary, earned but unused vacation and reimbursements.

Under these agreements, a “change in control” generally occurs on the occurrence of any of the following:

•

a person becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock unless such acquisition is made directly from McDermott in a transaction approved by a majority of McDermott’s incumbent directors;

•	individuals who are incumbent directors cease for any reason to constitute a majority of McDermott’s board;

•

completion of a merger or consolidation of McDermott with another company or an acquisition by McDermott or its subsidiaries, unless immediately following such merger, consolidation or acquisition: (1) all or substantially all of the individuals or entities that were the beneficial owners of outstanding McDermott voting securities immediately before such merger, consolidation or acquisition beneficially own at least 50% of the then outstanding shares of voting stock of the parent corporation resulting from the merger, consolidation or acquisition in the same relative proportions as their ownership immediately before such merger, consolidation or acquisition; (2) if such merger, consolidation or acquisition involves the issuance or payment by McDermott of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired, does not exceed 50% of the sum of the fair market value of the outstanding McDermott voting stock plus the principal amount of the Company’s consolidated long-term debt; (3) no person beneficially owns 30% or more of the then outstanding shares of the voting stock of the parent company resulting from such merger, consolidation or acquisition; and (4) a majority of the members of the board of directors of the parent corporation resulting from such merger, consolidation or acquisition were incumbent directors of McDermott immediately before such merger, consolidation or acquisition;

•

completion of the sale or disposition of 50% or more of the assets of McDermott and its subsidiaries on a consolidated basis, unless immediately following such sale or disposition: (1) the individuals and entities that were beneficial owners of outstanding McDermott voting stock immediately before such sale or disposition beneficially own at least 50% of the then outstanding shares of voting stock of McDermott and of the entity that acquires the largest portion of such assets, and (2) a majority of the members of the McDermott Board (if it continues to exist) and the board of directors of the entity that acquires the largest portion of such assets were incumbent directors of McDermott immediately before the completion of such sale or disposition; or

•	any other set of circumstances is deemed by the Board in its sole discretion to constitute a change in control.

The change-in-control agreements do not provide for excise tax gross-ups. They do, however, provide for the potential reduction in payments to the applicable officer in order to avoid excise taxes.

The following table shows the estimated value of payments and other benefits due the Continuing Named Executives assuming a change in control and termination as of December 31, 2011.

	S.M. Johnson	P.L. Elders	G.L. Carlson	L.K. Hinrichs	J.T. McCormack
Salary-Based Severance Payment(1)	$5,658,882	$1,643,822	$1,070,466	$1,402,763	$1,549,098
EICP-Based Severance Payment(2)	$950,000	$339,500	$201,600	$264,000	$350,000
Deferred Compensation Plan(3)	$131,926	$32,597	$19,611	$21,020	$30,042
Stock Options(4) (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units(4) (unvested and accelerated)	$3,073,630	$408,881	$354,796	$953,454	$591,280
Performance Shares(4) (unvested and accelerated)	$650,649	$162,636	$65,055	$146,373	$205,384
Total	$10,465,087	$2,587,436	$1,711,528	$2,787,610	$2,725,804

(1)	The salary-based severance payment made to each Continuing Named Executive, with the exception of Mr. Johnson, in connection with a change in control would be a cash payment equal to 200% of the sum of his or her annual base salary prior to termination and his or her EICP target award applicable to the year in which the termination occurs. The severance payment made to Mr. Johnson in connection with a change in control would be a cash payment equal to 299% of the sum of his annual base salary prior to termination and his EICP target award applicable to the year in which the termination occurs.

For a hypothetical termination as of December 31, 2011, the salary-based severance payment under a change in control would have been calculated based on the following base salary and target EICP awards. See “Grants of Plan-Based Awards” above for more information on the calculation of target EICP awards.

Continuing Named Executive	Annual Base Salary	Target EICP Award
S. M. Johnson	$950,000	$942,603
P. L. Elders	$485,000	$336,911
G. L. Carlson	$336,000	$199,233
L. K. Hinrichs	$440,000	$261,381
J. T. McCormack	$500,000	$274,549

(2)	Each Continuing Named Executive could receive up to two EICP-based severance payments in connection with a change in control depending on the timing of the termination relative to the payment of an EICP award, as follows:

•

If an EICP award for the year prior to termination is paid to other EICP participants after the date of the Continuing Named Executive’s termination, the Continuing Named Executive would be entitled to a cash payment equal to the product of the Continuing Named Executive’s target EICP percentage (or, if greater, the actual amount of the bonus determined under the EICP for the year prior to termination) and the Continuing Named Executive’s annual base salary for the applicable period. No such payment would have been due a Continuing Named Executive on a December 31, 2011 termination, because the 2010 EICP awards had already been paid prior to the Continuing Named Executive’s termination date.

•

The Continuing Named Executive would be entitled to a prorated EICP payment based upon the Continuing Named Executive’s target EICP percentage for the year in which the termination occurs and the number of days in which the Continuing Named Executive was employed with us during that year. Based on a hypothetical December 31, 2011 termination, each Continuing Named Executive would have been entitled to an EICP payment equal to 100% of his or her 2011 target EICP percentage times annual base salary, calculated based on the following base salary and target EICP percentage:

Continuing Named Executive	Annual Base Salary	Target EICP Percentage
S. M. Johnson	$950,000	100%
P. L. Elders	$485,000	70%
G. L. Carlson	$336,000	60%
L. K. Hinrichs	$440,000	60%
J. T. McCormack	$500,000	70%

(3)	The amounts reported represent 80% of Messrs. Johnson’s, Elders’, Carlson’s and McCormack’s and 15.62% of Ms. Hinrichs’ respective Deferred Compensation Plan balance as of December 31, 2011 that would become vested in connection with a termination of employment following a change in control. Under the Deferred Compensation Plan, a “change in control” generally occurs if:

•

a person (other than a McDermott employee benefit plan or a corporation owned by McDermott stockholders in substantially the same proportion as the ownership of McDermott voting shares) is or becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute McDermott’s Board of Directors, and any new director whose election or nomination by McDermott’s Board was approved by at least two-thirds of the directors of McDermott’s Board then still in office who either were directors at the beginning of the period or whose election or nomination was previously approved, cease to constitute a majority of McDermott’s Board;

•

a merger or consolidation of McDermott, with any other corporation or entity has been completed, other than a merger or consolidation which results in the outstanding McDermott voting securities immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the voting securities of McDermott or the surviving entity outstanding immediately after such merger or consolidation;

•	McDermott’s stockholders approve (1) a plan of complete liquidation of McDermott; or (2) an agreement for the sale or disposition by McDermott of all or substantially all of McDermott’s assets; or

•

within one year following the completion of a merger or consolidation transaction involving McDermott, (1) individuals who, at the time of execution and delivery of definitive agreements completing such transaction constituted the Board, cease for any reason (excluding death, disability or voluntary resignation) to constitute a majority of the Board; or (2) either individual, who at the first execution and delivery of definitive agreements completing the transaction, served as Chief Executive Officer or Chief Financial Officer does not, for any reason (excluding death, disability or voluntary resignation), serve as the Chief Executive Officer or Chief Financial Officer, as applicable, of McDermott, or if McDermott does not continue as a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, as the Chief Executive Officer or Chief Financial Officer, as applicable, of a corporation or other entity that is (A) a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and (B) the surviving entity in such transaction or a parent entity of the surviving entity or McDermott following the completion of such transaction; provided, however, that a Change in Control would not be deemed to have occurred pursuant to this clause in the case of a merger or consolidation which results in the voting securities of McDermott outstanding immediately prior to the completion of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 55% of the combined voting power of the voting securities of the McDermott or the surviving entity outstanding immediately after such merger or consolidation.

(4)	Under the terms of the stock option and restricted stock unit awards outstanding, all unvested stock options would become vested and exercisable and all unvested restricted stock units would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Due to the exercise price of the stock options outstanding for our Continuing Named Executives and the closing price of our common stock on December 30, 2011, the aggregate value of stock options that would become vested and exercisable on a change in control, regardless of whether there is a subsequent termination of employment, would be $0. Under the terms of the performance share awards outstanding, the greater of (1) 100% of the initial performance shares granted, or (2) the vested percentage of initial performance shares determined in accordance with the grant agreement would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Under our 2001 D&O Plan and 2009 LTIP, a “change in control” generally occurs under the same circumstances described above with respect to our Deferred Compensation Plan, except that the 2001 D&O Plan and the 2009 LTIP do not include, as a change in control event, the event described in the last bullet in note (3) above.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(ITEM 2)

As required by Section 14A(a)(1) of the Exchange Act, we are providing our stockholders with an advisory vote to approve named executive officer compensation.

The Compensation Committee has overall responsibility for our compensation plans, policies and programs with respect to the Named Executives. Additional information regarding the Compensation Committee and its role is described under “Compensation Discussion and Analysis” and the related tables and narrative disclosures. Our compensation programs are based on our belief that our ability to attract, retain and motivate qualified employees to develop, expand and execute sound business opportunities is essential to the success of our company. To that end, the Compensation Committee, with the assistance of its compensation consultant, designs and administers compensation programs with the participation of our management. These programs generally seek to provide compensation that:

•	incentivizes and rewards short- and long-term performance, continuity of service and individual contributions; and

•	promotes retention of well-qualified executives, while aligning the interests of our executives with those of our stockholders.

We believe our compensation programs motivate and retain the Continuing Named Executives, while allowing for appropriate levels of business risk through some of the following features:

•

Reasonable Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of executive officer employees provides a reasonable and appropriate mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	Emphasize Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation typically makes up a larger percentage of an executive officer employee’s total direct compen-

sation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of those employees with those of stockholders. In addition, tying a significant portion of an employee’s total direct compensation to long-term incentives (which typically vest over a period of three or more years) helps to promote longer-term perspectives regarding our company’s performance.

•

Clawback Policy — The Compensation Committee has adopted a policy under which McDermott shall seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

•

Long-Term Incentive Compensation Subject to Forfeiture — The Compensation Committee may terminate any outstanding stock award if the recipient, while employed by McDermott or performing services on behalf of McDermott under any consulting agreement: (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony; or (2) engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, our business reputation or economic interests.

•

Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals which are used to plot a linear payout formula for annual incentive compensation, eliminating payout “cliffs” between the established performance goals. The maximum payout for the annual incentive compensation is capped at 200% of target.

•	Use of Multiple and Appropriate Performance Metrics — Utilizing diversified performance measures helps prevent compensation opportunities from being overly weighted toward the performance result of a single measure. In general, our incentive programs are historically based on a mix of financial and individual goals. In recent years our primary financial performance metric has been operating income. Compared to other financial metrics, operating income is a measure of the profitability of our business which helps drive accountability at our operating segments thereby reducing risks related to incentive compensation by putting the focus on quality of revenues not quantity. Additionally, commencing in 2011, the Compensation Committee utilized total shareholder return and return on invested capital as additional performance measures.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to share ownership guidelines which also helps promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders. In 2010, we increased the stock ownership requirements for both our executive officers and nonemployee directors to further emphasize this alignment of interests.

Reflecting these compensation objectives, compensation arrangements in 2011 for our Continuing Named Executives resulted in:

•

target total direct compensation within approximately 15% of the median compensation for officers in comparable positions in our market, with the exception of Mr. Johnson, whose target total direct compensation was set slightly above market due to his demonstrated leadership following the Spin-off;

•	performance-based compensation accounting for over 60% of target total direct compensation, on average, as compared to 46% in 2010; and

•	performance-based compensation, accounting for 75% of target long-term incentive compensation, as compared to 50% in 2010.

McDermott’s financial performance in 2011 included:

•	Consolidated revenue of $3.4 billion, as compared to $2.4 billion for 2010;
•	Consolidated operating income of $250.7 million, as compared to $314.9 million for 2010; and

•	Consolidated ROIC of 8%.

Operationally, in 2011 McDermott also:

•	Achieved backlog of $3.88 billion as of December 31, 2011;

•	Achieved substantial growth in our Asia Pacific segment, as reflected by increases of over 115% in both revenue and operating income in the segment as compared to 2010;

•	Amended/refinanced our credit facility to extend the scheduled maturity date, provide additional liquidity, obtain improved covenants and reduce fees; and

•

Established a joint venture entity which we co-own with two Brazilian companies, which joint venture plans to bid to provide engineering, procurement and construction (“EPC”) services to the oil and gas industry offshore Brazil.

Under McDermott’s 2011 compensation program,

•

None of the Continuing Named Executives were awarded bonuses under the 2011 EICP. Based on McDermott’s 2011 financial results, the Continuing Named Executives were eligible to earn approximately 18% of their respective 2011 target EICP compensation, subject to the assessment of their respective individual goals. Upon the recommendation of Mr. Johnson based on the 2011 financial results, the Compensation Committee, in the exercise of its discretion, determined that, although the Continuing Named Executives and other participants in the EICP were eligible to earn approximately 18% of their target EICP compensation, 0% would be awarded in light of the financial results. Instead, as recommended by Mr. Johnson, the Compensation Committee determined that the bonus amounts that otherwise would have been payable should effectively be returned to the shareholders in the form of additional operating income. In making this recommendation and decision, respectively, Mr. Johnson and the Compensation Committee considered the increase in 2011 revenues of approximately 43%, together with the decrease in 2011 operating income by approximately 20% from 2010 levels, the continued performance issues in the Atlantic segment and issues relating to several projects in other segments.

In making its decision not to award bonuses for 2011 under the EICP, the Compensation Committee noted that Mr. Johnson had achieved the individual performance component, based on the Governance Committee’s assessment of Mr. Johnson’s individual performance against stated goals, and each of Messrs. Elders, Carlson and McCormack and Ms. Hinrichs had achieved their respective individual performance components based on Mr. Johnson’s assessment of their respective individual performance achievements against stated goals, with the exception of the financial performance goal and a safety goal for Mr. McCormack.

•

As of December 31, 2011, (1) the estimated payout as a percent of target for the performance shares granted in 2011 was 0%, and (2) the share price of our common stock had not exceeded the strike price of the stock options granted in 2011, although as noted below, the estimated payout and share price may change during the term of the performance shares and stock options.

The following table summarizes the 2011 performance-based compensation opportunities for each of our Continuing Named Executives as compared to the realizable value of such opportunities as of December 31, 2011:

2011 Performance-Based Compensation Opportunity vs. Realizable Value as of December 31, 2011

	EICP(1)	Performance Shares(2)(3)	Stock Options(2)(3)	Total
S. M. Johnson
2011 Opportunity	$942,603	$2,382,132	$944,089	$4,268,824
2011 Realizable Value	$0	$0	$0	$0
P. L. Elders
2011 Opportunity	$336,911	$595,438	$236,000	$1,168,349
2011 Realizable Value	$0	$0	$0	$0
G. L. Carlson
2011 Opportunity	$199,233	$238,175	$94,406	$531,814
2011 Realizable Value	$0	$0	$0	$0
L. K. Hinrichs
2011 Opportunity	$261,381	$535,894	$212,421	$1,009,696
2011 Realizable Value	$0	$0	$0	$0
J. T. McCormack
2011 Opportunity	$274,549	$634,020	$253,847	$1,162,416
2011 Realizable Value	$0	$0	$0	$0

(1)	2011 Opportunity Values for EICP are disclosed at the Continuing Named Executives’ target EICP award. The 2011 Opportunity Value provided for Mr. McCormack reflects his target EICP award following his promotion to EVP, COO.

(2)	2011 Opportunity Values for performance shares and stock options are disclosed at the grant date fair value of the respective awards.

(3)	The 2011 Realizable Values shown above are measured as of December 31, 2011. However, the amount of the performance shares granted in 2011 that ultimately vest, if any, will be determined by reference to our total shareholder return over three-, four- and five-year periods. See “Long-Term Incentive Compensation — Analysis of 2011 Equity Grants.” The vesting of any of these performance shares would impact the future Realizable Value of these performance share awards. In addition, an increase in our stock price compared to our stock price at December 31, 2011 may impact the future Realizable Value of the stock option awards granted in 2011.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion in McDermott’s proxy statement relating to its 2012 annual meeting of stockholders is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors plans to consider the outcome of the vote when making future compensation decisions.

AUDIT COMMITTEE REPORT

The Board of Directors appoints an Audit Committee to review McDermott International, Inc.’s financial matters. Each member of the Audit Committee meets the independence requirements established by the New York Stock Exchange. The Audit Committee is responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. We are also responsible for recommending to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year.

In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, we have taken the following steps:

•

We discussed with Deloitte & Touche LLP (“D&T”), McDermott’s independent registered public accounting firm for the year ended December 31, 2011, those matters required to be discussed by Statements on Auditing Standards No. 61, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•

We conducted periodic executive sessions with D&T, with no members of McDermott management present during those discussions. D&T did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s internal audit department and regularly received reports regarding McDermott’s internal control procedures.

•

We reviewed, and discussed with McDermott’s management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting, each of which was prepared in accordance with Section 404 of the Sarbanes-Oxley Act.

•

We received and reviewed the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the audit committee concerning D&T’s independence from McDermott, and have discussed with D&T its independence from McDermott. We also considered whether the provision of non-audit services to McDermott is compatible with D&T’s independence.

•	We determined that there were no former D&T employees, who previously participated in the McDermott audit, engaged in a financial reporting oversight role at McDermott.

•

We reviewed, and discussed with McDermott’s management and D&T, McDermott’s audited consolidated balance sheet at December 31, 2011, and consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for the year ended December 31, 2011.

Based on the reviews and actions described above, we recommended to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

David A. Trice, Chairman

Stephen G. Hanks

D. Bradley McWilliams

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2012

(ITEM 3)

Our Board of Directors has ratified the decision of the Audit Committee to appoint Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of McDermott. Representatives of D&T will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the years ended December 31, 2011 and 2010, McDermott paid Deloitte & Touche fees, including expenses and taxes, totaling $3,621,356 and $5,888,537, which can be categorized as follows:

	2011	2010
Audit
The Audit fees for the years ended December 31, 2011 and 2010 were for professional services rendered for the audits of the consolidated financial statements of McDermott, the audit of McDermott’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of McDermott and assistance with review of documents filed with the SEC.	$3,220,477	$3,992,500	(1)
Audit-Related
The Audit-Related fees for the years ended December 31, 2011 and 2010 were for assurance and related services, employee benefit plan audits and advisory services related to Sarbanes-Oxley Section 404 compliance.	$114,367	$518,205	(2)
Tax
The Tax fees for the years ended December 31, 2011 and 2010 were for professional services rendered for consultations on various U.S. federal, state and international tax matters, international tax compliance and tax planning, and assistance with tax examinations.	$286,512	$1,232,498	(3)
All Other
The fees for All Other services for the years ended December 31, 2011 and 2010 were for professional services rendered for translation services and other advisory or consultation services not related to audit or tax.	$0	$145,334	(4)
Total	$3,621,356	$5,888,537

(1)	Audit fees for 2010 include $215,000 of fees paid by McDermott attributable to the audit of B&W.

(2)	Audit-Related fees for 2010 include $480,205 of fees paid by McDermott attributable to audit-related services for B&W.

(3)	Tax fees for 2010 include $91,800 of fees paid by McDermott attributable to tax services for B&W.

(4)	All Other fees for 2010 include $140,000 of fees paid by McDermott attributable to other services for B&W.

It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote and actually voting on this proposal at the Annual Meeting. Because abstentions are not actual votes with respect to this proposal, they have no effect on the outcome of the vote on this proposal.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of February 29, 2012 by each director or nominee as a director, and each Named Executive and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the vesting of restricted stock units or the exercise of stock options.

Name	Shares Beneficially Owned
John F. Bookout, III(1)	40,106
Roger A. Brown(2)	74,766
Gary L. Carlson(3)	44,423
Perry L. Elders(4)	41,030
Stephen G. Hanks	16,620
Liane K. Hinrichs(5)	205,715
Stephen M. Johnson(6)	514,834
D. Bradley McWilliams(7)	70,671
John T. McCormack(8)	70,845
John T. Nesser(9)	409,470
Thomas C. Schievelbein(10)	103,108
Mary Shafer-Malicki	6,790
David A. Trice	16,165
All directors and executive officers as a group (16 persons)(11)	1,938,545

(1)	Shares owned by Mr. Bookout include 6,105 shares of common stock that he may acquire on the exercise of stock options, as described above.

(2)	Shares owned by Mr. Brown include 38,085 shares of common stock that he may acquire on the exercise of stock options, as described above.

(3)	Shares owned by Mr. Carlson include 20,064 shares of common stock that he may acquire on the exercise of stock options, as described above, 14,654 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 42 shares of common stock held in the McDermott Thrift Plan.

(4)	Shares owned by Mr. Elders include 28,274 shares of common stock that he may acquire on the exercise of stock options, as described above, 3,250 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 27 shares of common stock held in the McDermott Thrift Plan.

(5)	Shares owned by Ms. Hinrichs include 64,772 shares of common stock that she may acquire on the exercise of stock options, as described above, 65,975 shares of common stock that she will acquire on the vesting of restricted stock units, as described above, and 2,980 shares of common stock held in the McDermott Thrift Plan.

(6)	Shares owned by Mr. Johnson include 297,605 shares of common stock that he may acquire on the exercise of stock options, as described above, 44,831 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 637 shares of common stock held in the McDermott Thrift Plan.

(7)	Shares owned by Mr. McWilliams include 37,876 shares of common stock that he may acquire on the exercise of stock options, as described above.

(8)	Shares owned by Mr. McCormack include 34,994 shares of common stock that he may acquire on the exercise of stock options, as described above, 34,546 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 1,305 shares of common stock held in the McDermott Thrift Plan.

(9)	Shares owned by Mr. Nesser include 62,121 shares of common stock held in a grantor retained annuity trust of which he is trustee and has indirect beneficial ownership, 69,717 shares of common stock that he may acquire on the exercise of stock options, as described above, and 8,276 shares of common stock that he will acquire on the vesting of restricted stock units.

(10)	Shares owned by Mr. Schievelbein include 72,538 shares of common stock that he may acquire on the exercise of stock options, as described above.

(11)	Shares owned by all directors and executive officers as a group include 792,219 shares of common stock that may be acquired on the exercise of stock options, as described above, 213,188 shares of common stock that may be acquired on the vesting of restricted stock units, as described above, and 23,172 shares of common stock held in the McDermott Thrift Plan.

Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock on February 29, 2012, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	37,243,988	(2)	15.84%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	15,391,846	(3)	6.55%
Common Stock	Artisan Partners Holdings LP 875 East Wisconsin Avenue Suite 800 Milwaukee, WI 53202	13,551,800	(4)	5.77%
Common Stock	PRIMECAP Management Company 225 South Lake Ave., #400 Pasadena, CA 91101	12,406,760	(5)	5.28%
Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	11,820,617	(6)	5.03%

(1)	Percent is based on outstanding shares of our common stock on February 29, 2012.

(2)	As reported on Schedule 13G/A filed with the SEC on February 10, 2012. The Schedule 13G/A reports beneficial ownership of 37,243,988 shares of our common stock by T. Rowe Price Associates, Inc. (“Price Associates”), which has sole voting power over 8,642,022 shares and sole dispositive power over 37,243,988 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, which has sole voting power over 13,000,000 shares and sole dispositive power over no shares, for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	As reported on Schedule 13G/A filed with the SEC on February 13, 2012. The Schedule 13G/A reports beneficial ownership of 15,391,846 shares of our common stock and sole voting power and sole dispositive power over 15,391,846 shares.

(4)	As reported on Schedule 13G filed on February 7, 2012. The Schedule 13G reports beneficial ownership of 13,551,800 shares of our common stock, shared voting power over 13,219,900 shares and shared dispositive power over 13,551,800 shares.

(5)	As reported on Schedule 13G/A filed with the SEC on February 13, 2012. The Schedule 13G/A reports beneficial ownership of 12,406,760 shares of our common stock, sole voting power over 6,929,160 shares and sole dispositive power over 12,406,760 shares.

(6)	As reported on Schedule 13G filed jointly by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company with the SEC on February 14, 2012. According to the Schedule 13G, FMR LLC has sole voting power over 880,417 shares and sole dispositive power over 11,820,617 shares. Of the shares reported, 10,940,200 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment advisor to various investment companies (collectively, the “Fidelity Funds”); and each of FMR LLC and Mr. Edward C. Johnson 3d exercise sole dispositive power and the Fidelity Funds’ Board of Trustees exercises sole voting power with respect to these shares. In addition, FMR LLC and Mr. Edward C. Johnson 3d each exercise sole dispositive power and sole voting power with respect to 454 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our Named Executives) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer, of McDermott, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions between McDermott and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

Our grant agreements for restricted stock units awarded under various long-term incentive plans provide that the withholding obligation of any applicable federal, state or other taxes that may be due on the vesting of those awards be satisfied by the grantee returning to us the number of such vested shares having a fair market value equal to the amount of such taxes. Accordingly, in the year ending December 31, 2012, this withholding method will apply to an aggregate of 209,208 shares held by Mr. Johnson, 16,137 shares held by Mr. Elders, 14,654 shares held by Mr. Carlson, 10,302 shares held by Mr. Cummins, 65,975 shares held by Ms. Hinrichs, 15,577 shares held by Mr. Daniel M. Houser, 37,232 shares held by Mr. McCormack, 10,057 shares held by Mr. Mitchell and 21,297 shares held by Mr. Roll.

In the year ended December 31, 2011, a similar withholding method applied with respect to certain of our grant agreements, and Messrs. Johnson, Elders, Houser, McCormack, Mitchell, Nesser and Roll and Ms. Hinrichs irrevocably elected to satisfy withholding obligations relating to all or a portion of any applicable federal, state or other taxes that would be due on the vesting of certain shares of restricted stock and restricted stock units awarded under various long-term incentive plans that did not provide for a withholding method in the same manner. These elections were subject to the approval of the Compensation Committee of our Board, which approval was granted. Accordingly, this withholding method applied to an aggregate of 205,316 shares held by Mr. Johnson, 12,887 shares held by Mr. Elders, 13,137 shares held by Mr. Carlson, 9,165 shares held by Mr. Cummins, 119,901 shares held by Ms. Hinrichs, 19,452 shares held by Mr. Houser, 29,822 shares held by Mr. McCormack, 14,021 shares held by Mr. Mitchell, 85,423 shares held by Mr. Nesser and 21,479 shares held by Mr. Roll.

We expect any transfers reflecting shares of McDermott stock returned to us will be reported in the SEC filings made by those transferring holders who are obligated to report transactions in our securities under Section 16 of the Securities Exchange Act of 1934.

Additionally, during 2011, the Investment Committee of the McDermott Master Trust (the “Trust”), the funding vehicle underlying the Retirement Plan, entered into an agreement with BlackRock Institutional Trust Company, N.A. (“BlackRock”), pursuant to which BlackRock agreed to manage the investment of a portion of the Trust assets. BlackRock is a subsidiary of BlackRock, Inc. and, collectively with certain other subsidiaries of BlackRock, Inc., owned approximately 6.55% of McDermott common stock on December 31, 2011 as reported on BlackRock, Inc.’s Schedule 13G/A filed with the SEC on February 13, 2012. The amount of Trust assets under management with BlackRock may vary from time to time. As of December 31, 2011, the value of the Trust assets under management with BlackRock was approximately $78.6 million. BlackRock receives a fee for investment management services for the portion of the Trust assets allocated to BlackRock. These fees are calculated quarterly in arrears by averaging the account’s prior three month-end market values and applying 25% of the annual fee schedule (6.0 basis points), or 1.5 basis points quarterly.

The Investment Committee of the Trust is a fiduciary of the Retirement Plan appointed by McDermott’s subsidiary that maintains the Retirement Plan. The Investment Committee is responsible for the management and control of the Trust assets and is authorized to appoint fund managers under the terms of the Retirement Plan and the Trust. Selection of fund managers is performed with the assistance of a third party investment consulting firm, in accordance with an investment policy statement approved and adopted by the Investment Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2011, with the exception of Ms. Hinrichs, who filed one late Form 4 reporting one open market sale transaction.

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2013 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 30, 2012. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2013 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our By-Laws, such notice must (1) be received at our executive offices no earlier than November 11, 2012 or later than January 10, 2013, and (2) satisfy specified requirements. A copy of the pertinent By-Law provisions can be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance — Corporate Governance.”

By Order of the Board of Directors,

LIANE K. HINRICHS

Secretary

Dated: March 30, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2012 (May 7, 2012 for participants in McDermott’s Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2012 (May 7, 2012 for participants in McDermott’s Thrift Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43299-P20059                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MCDERMOTT INTERNATIONAL, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) John F. Bookout, III	05) D. Bradley McWilliams
	02) Roger A. Brown	06) Thomas C. Schievelbein
	03) Stephen G. Hanks	07) Mary Shafer-Malicki
	04) Stephen M. Johnson	08) David A. Trice

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.							☐	☐	☐
3.	Ratification of the appointment of McDermott’s independent registered public accounting firm for the year ending December 31, 2012.							☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR ALL for item 1, and FOR items 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting.					☐	☐ ☐
					Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

McDermott International, Inc. Annual Meeting Thursday, May 10, 2012 at 10:00 a.m. 757 N. Eldridge Parkway, 14th Floor Houston, Texas 77079

Dear Stockholder:

McDermott International, Inc. encourages you to vote the shares electronically through the Internet or the telephone, which are available 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote the shares electronically, there is no need for you to mail back the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

M432100-P20059

McDERMOTT INTERNATIONAL, INC.

This proxy is solicited on behalf of the Board of Directors

Annual Meeting of Stockholders - Thursday, May 10, 2012 at 10:00 a.m.

The undersigned hereby appoints Stephen M. Johnson and Liane K. Hinrichs, and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MCDERMOTT INTERNATIONAL, INC. (“McDermott”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time, on Thursday, May 10, 2012 at 757 N. Eldridge Parkway, 14th floor, Houston, Texas 77079, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED UNDER ITEM 1 ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR EACH OF ITEMS 2 AND 3.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF MCDERMOTT’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2011 AND ITS NOTICE OF 2012 ANNUAL MEETING AND RELATED PROXY STATEMENT.

ATTENTION PARTICIPANTS IN MCDERMOTT’S THRIFT PLAN: If you hold shares of McDermott common stock through the McDermott Thrift Plan (the “Thrift Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May 7, 2012. Any shares of McDermott common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE REPLY CARD ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE